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CONFIDENTIAL TREATMENT REQUESTED
by LXR Biotechnology Inc.
Located at 1401 Marina Way South
Richmond, CA 94804

                                                                   Exhibit 10.33

                                LICENSE AGREEMENT

         LICENSE AGREEMENT dated as of August 29, 1996, between, LXR BIOTECHNOLOGY INC., a Delaware corporation, on behalf of itself and OPTICAL ANALYTIC, INC., its wholly-owned subsidiary ("Licensor"), and THE PERKIN-ELMER CORPORATION, a New York corporation ("Licensee").

                              W I T N E S S E T H :

         WHEREAS, Licensor has developed and patented or filed patent applications or otherwise obtained the rights to certain technology related to laser scanning digital imaging; and

         WHEREAS, Licensor has developed or otherwise obtained the rights to certain software related to laser scanning digital imaging; and

         WHEREAS, Licensor has skill and knowledge ("know-how") in the practice of such technology; and WHEREAS, Licensee desires to obtain a license from Licensor to use such patented technology, software and know-how, and Licensor is willing to grant such a license, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINITIONS

         Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1.1.

         1.1 "Affiliate" shall mean a Person who, directly or indirectly, controls, is controlled by, or is under common control with the specified entity.

         1.2 "Agreement" shall mean this Agreement, all Schedules annexed hereto, and all properly executed amendments hereto.

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         1.3 "Confidential Information" shall include verbal information and documentation in writing concerning the practice and use of or embodying the Intellectual Property and Improvements thereto. Such documentation shall include, without limitation any technical drawings, designs, computer programs, algorithms, formulas, diagrams, flow charts, application information, specifications, notebooks, tracings, photographs, reports, findings, recommendations, manuals or other materials concerning the design, development, manufacture and/or use of the Licensed Patents, Licensed Patent Applications, Proprietary Information and Licensed software in any medium.

         1.4 "Effective Date" shall mean August 29, 1996.

         1.5 "Field of Use" shall mean any area of business activity in which the Intellectual Property can be or is being developed and/or commercialized related to hybridization based assays for life science research and any other life science or clinical diagnostic application. Field of Use is subject to
Section 9.6 herein.

         1.6 "Final Adjudication" shall mean an adjudication, by a trial court or court of appeal of competent jurisdiction, which adjudication shall be final, binding and unappealable, whether by its terms or the passage of time.

         1.7 "Improvement(s)" shall mean any modifications, improvements, or developments, whether or not patentable, copyrightable or protectable under any trade secret law or any other domestic or foreign statutory or legal principle now or hereafter defining, creating or protecting any interest in intellectual property, solely within the Field of Use, which (i) improve the performance of any of the inventions described in the Licensed Patents; (ii) modify a component (or material) useful in the inventions described in the Licensed Patents; (iii) add functions to the Licensed Patents; or (iv) improve, update, or enhance the software and that are developed by Licensor and made generally available by Licensor without a separate charge to licensees of the Licensed Products.

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         1.8 "Infringing" and "Infringement" shall mean any infringement of any patent, any copyright, any misappropriation of any trade secrets or know-how, or any other violation of any intellectual property right of any Person.

         1.9 "Infringer" shall mean a Person who Infringes.

         1.10 "Intellectual Property" shall mean the Licensed Patents, Licensed Patent Applications, Licensed Software and the Proprietary Information, collectively.

         1.11 "Liabilities" shall mean all liabilities, damages, losses, costs and expenses (including court costs and reasonable attorneys' fees and experts' fees.)

         1.12 "Licensed Patents" shall mean the Patents set forth in Schedule
1.12 hereto, individually or collectively, and all divisions, reissues, continuations, continuations-in-part and extensions thereof and corresponding foreign patents and patent applications. Copies of the Licensed Patents are included in Exhibit C hereto.

         1.13 "Licensed Patent Applications" shall mean the United States patent applications set forth in Schedule 1.13 hereto, individually or collectively, and all divisions, reissues, continuations, continuations-in-part and extensions thereof and corresponding foreign patents and patent applications. Any patents which issue from the patent applications set forth in Schedule 1.13 shall be deemed to be Licensed Patents as of the date of such issue. Copies of the Licensed Patent Applications are included in Exhibit C hereto.

         1.14 "Licensed Products" shall mean any and all products containing a light generating component, a light collecting component, a light directing component or a light detecting component the functional combination of which is covered by one or more Subsisting Claims, together with the underlying electronics and firmware necessary for the coordination and control of the foregoing components and/or Licensed Software (object code form).

         1.15 "Licensed Software" shall mean the copyrighted software programs as set forth in Schedule 1.15 for use with Licensed Products in object code form within the Field of Use. Except for purposes of Article II hereof, the term `Licensed Software' shall also mean the Source Code for such object code (the "Licensed Source Code").

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         1.16 "Net Sales" shall mean (i) the gross proceeds received by Licensee and sublicensees thereof from the sale or lease of the Licensed Products minus
(A) all returns of Licensed Products, (B) customary discounts made available by Licensee to customers for the Licensed Products, and (C) all charges incurred by Licensee for the shipping and handling of the Licensed Products. Gross proceeds shall not be diminished by any present or future taxes and levies, imposts, fees, assessments, deductions, or charges and withholdings whatsoever imposed, assessed, levied or collected by any political subdivision or taxing authority.

         1.17 "Ohio State License Agreement" shall mean the License Agreement dated August 15, between, Optical Analytic, Inc., The Ohio State University and The Ohio State University Research Foundation as amended May 21, 1993, September 7, 1993 November 29, 1993, July 10, 1996 and August __, 1996 (not executed) [copies attached hereto as Exhibit B] or at any other time, relating to the license of the Licensed Patents.

         1.18 "Person" shall mean any natural person, corporation, partnership, trust, joint venture or other entity.

         1.19 "Proprietary Information" shall mean the Licensor's trade secrets and know-how relating to the Licensed Patents, Licensed Patent Applications and Licensed Software. Proprietary Information includes without limitation the listing of categories involving transfer of technology and trade secrets as set forth in Schedule 1.19.

         1.20 "Source Code" shall mean a series of instructions or statements in a computer programming language which is normally readily read by humans trained in that language, and which is normally transformed by an interpreter or compiler into object code for actual use on a computer.

         1.21 "Subsisting Claim" shall mean any claim under a Licensed Patent required to practice the invention covered thereby, which claim has not expired or lapsed, or been abandoned, canceled, disclaimed, awarded to another party in an interference proceeding, or declared invalid by a court of competent jurisdiction in a Final Adjudication.

         1.22 "Term" shall mean the term of this Agreement pursuant to Section
9.1 hereof.

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                                   ARTICLE II

                                 LICENSE RIGHTS

         2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the Term and, within the Field of Use, an exclusive, worldwide license under the Licensed Patents and Licensed Patent Applications to make, have made, use, sell or lease the Licensed Products. Licensor further grants to Licensee for the Term and, within the Field of Use, an exclusive worldwide license for the use of the Licensed Software in object code form and Proprietary Information to make, have made, use, sell or lease the Licensed Products. Licensor does not grant to Licensee an independent license to sell or distribute the Licensed Software apart from the executable form incorporated in or otherwise as a unit within the Licensed Products.

         2.2 Sublicensing. Licensee may sublicense to any Person all or a portion of its rights hereunder subject to review by Licensor with respect to sublicenses for manufacturing of the Licensed Products. Licensor shall not unreasonably withhold the right to sublicense. Sublicense of the Licensed Software is limited to executable form accompanying the sale of the Licensed Products and Sublicensee agrees not to distribute the Licensed Product containing an object code version of the Licensed Software other than pursuant to a valid license agreement containing substantially the term that, "End User will not adapt, translate, reverse engineer, decompile, disassemble or create derivative works based on the Licensed Software or any part thereof".

         2.3 Source Code License Grant.

                  (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the term and within the Field of Use, a non-exclusive, worldwide license to modify the Licensed Source Code for internal purposes and only to the extent reasonably necessary for Licensee to exercise fully the object code license granted in Section 2.1 hereof, including without limitation the making of Improvements. Licensee shall have the right to make and retain copies of such Licensed Source Code only to the extent necessary for the exercise of

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the license granted herein, and shall destroy all copies that become unnecessary. Licensor does not grant to Licensee any license to use or modify the Licensed Source Code outside of the scope of the object code license, or to sell or distribute the Licensed Source Code, or to sublicense to any third party the license granted to Licensee in this Section 2.3. Licensor does not grant to Licensee an independent license to sell or distribute the Licensed Source Code apart from the executable form incorporated in or otherwise as a unit within the Licensed Products.

                  (b) Notwithstanding any other provision of this Agreement, including without limitation the provisions of Article V regarding Improvements, all modifications to or other derivative works of the Licensed Source Code made by Licensee pursuant to the foregoing Section 2.3(a) shall be owned by Licensee. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor a non-exclusive, royalty-free worldwide license to such modifications and derivative works solely for the internal use of Licensor within the Field of Use. Licensee further grants to Licensor a non-exclusive, worldwide license to sublicense such modifications and derivative works to third parties for use outside the Field of Use, upon terms agreed upon in an amendment hereto, which shall include provisions for a reasonable royalty to Licensee as will be set forth on a schedule attached hereto. Licensee does not otherwise grant any rights to Licensor to use or sublicense for use such modifications and derivative works outside the Field of Use. Upon the development of any such modification or derivative work, Licensee shall provide to Licensor in both Source Code and compiled object code formats, a copy of the revised Licensed Software, together with adequate documentation and information to enable a person of reasonable skill in the relevant programming language(s) to understand and maintain the Licensed Software as modified by Licensee.

         2.4 Licensee agrees to reproduce and apply any copyright, patent, trademark or other proprietary rights notices to all copies of the Licensed Product as requested by Licensor.

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                                             ** Confidential Treatment Requested


                                   ARTICLE III

                                    PAYMENTS

         3.1 License Fee.

                  (a) Licensee agrees to pay to Licensor a license fee, allocated according to the following ratio [**] divided between Licensed Patents, Licensed Patent Applications, and Licensed Software respectively, in accordance with the following schedule:

                           (1) Three Hundred Thousand Dollars ($300,000)
simultaneously with the execution of this Agreement.

                           (2) [**] on the first anniversary of the Effective
Date. Licensee agrees to deliver to Licensor by the first anniversary of the Effective Date Four Hundred Thousand Dollars ($400,000) worth of Licensee's products selected by Licensor, the value of which shall be determined using prices which are generally offered to commercial purchasers of such products in similar quantities.

                           (3) [**] on the second anniversary of the Effective
Date.

                           (4) [**] on the third anniversary of the Effective
Date.

                  (b) The obligation of Licensee to pay said license fees shall immediately terminate upon the termination of Licensor's right to license the Licensed Patents subject to Section 10.2(d).

                  (c) Payment of the license fee shall be made by wire transfer to the account of the Licensor specified in Section 3.2(c) hereof or to such other account as may be specified in a notice to Licensee not later than two business days prior to the due date of such payment.

         3.2 Royalty Payment.

                  (a) Commencing on the Effective Date, Licensee shall pay to licensor a royalty on the Licensed Products of [**] of Net Sales of all

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                                             ** Confidential Treatment Requested

Licensed Products covered by a Subsisting Claim and containing Licensed Software; provided, however, that in the event that Licensee is required to pay a royalty to any third party for an element of the Licensed Product covered by one or more Subsisting Claims and in order to make, use or sell a Licensed Product, Licensor shall reduce the total fees payable to Licensor or Licensor's Affiliate hereunder or pursuant to any other arrangement relating to the sale of the Licensed Products (collectively, the "Total Payments") by one half of the amount of the royalty paid to such third party. In the event a Licensed Product is not covered by a Subsisting Claim, the royalty shall be [**] of Net Sales of all such Licensed Products. In the event a Licensed Product does not contain Licensed Software, the royalty shall be [**] of Net Sales of all such Licensed Products. The royalty payments shall be subject to the same ratio applied in
Section 3.1 herein, where the portion of the payment pertaining to Licensed Patents shall persist as long as there is a Subsisting Claim.

                  (b) Licensee shall pay to Licensor within thirty (30) calendar days after the last day of each calendar quarter during the Term (each a "Royalty Period") the respective royalty payable to Licensor pursuant to this
Section 3.2. Each royalty payment shall be made by wire transfer to the account of Licensor at West America or to such other account specified in a notice to Licensee prior to the last day of the applicable Royalty Period. Simultaneously with each royalty payment, Licensee shall furnish to Licensor a report showing
(i) the Net Sales of the Licensed Products during the Royalty Period then ended and (ii) the calculation of the royalties payable for such Royalty Period.

         3.3 Books and Records. Licensee agrees to maintain accurate and complete books and records concerning the sale of Licensed Products and the calculation of Net Sales. Licensee shall permit Licensor or its authorized agents to inspect such books and records at Licensee's facilities upon reasonable notice during regular business hours during the Term. Licensee agrees to maintain accurate and complete books and records concerning all copies made of the Licensed Source Code and all persons who see or access the Licensed Source Code or any copy thereof. Such books and records shall include a record of each copy made and destroyed, a description of

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each change made to the Licensed Source Code, and all parties involved in making such change, and the relevant dates for all of the foregoing.

         3.4 Calculation Dispute. The parties shall endeavor to resolve promptly any dispute regarding the calculation of the amounts payable or expended under Sections 3.2, 9.2 and 10.2(c). If the parties are unable to resolve any such dispute within ninety (90) calendar days of the day that such disputed payment would be payable hereunder, then the Licensor and Licensee shall submit the items in dispute for resolution to Ernst & Young, and each party shall advise such firm in writing of its position regarding such dispute. Ernst & Young shall be instructed to determine such disputed items in accordance with the terms of this Agreement and issue its determination in writing to both parties together with the reasons therefor within thirty (30) calendar days after submission. Such determination shall be final and binding on both parties and the parties agree to promptly make appropriate payments in accordance with such determination. All royalties or license fees due within this time period shall be held in escrow and shall accrue reasonable interest. If the determination results in a finding that Licensee underpaid more than or equal to ten percent (10%) of the established amount, Licensee shall pay the fees and disbursements of Ernst & Young. If the determination results in a finding that Licensee underpaid less than ten percent (10%), the fees and disbursements of Ernst & Young shall be allocated equally between the Licensor and the Licensee. The choice of Ernst & Young as the accounting firm is subject to its lack of representation of either party at the time of the Calculation Dispute. Should Ernst & Young represent either party at that time, the parties shall mutually appoint a "big six" independent certified public accounting firm.

         3.5 Exclusions from Royalty. No royalty shall be payable on any Licensed Products used by Licensee, its Affiliates or sublicensees for testing, research and development in connection with exercising the licenses granted herein, or solely for other internal, non-commercial purposes, including, without limitation, training, demonstration and marketing.

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                                   ARTICLE IV

                                 DOCUMENTATION

         4.1 Documentation. As promptly as practicable after the execution of this Agreement, Licensor shall deliver to Licensee, as reasonably required to exercise the rights granted hereunder, documentation in writing concerning the practice and use of the Intellectual Property and Improvements thereto. Such documentation shall include the Licensed Source Code and any technical drawings, manuals or other materials concerning the design, development, manufacture and/or use of the Licensed Patents, Licensed Patent Applications, Proprietary Information and Licensed Software. Licensor represents and warrants that the documentation furnished to Licensee under this Section 4.1 shall be complete, accurate and sufficient to permit a person reasonably skilled in the relevant art to practice the Intellectual Property in the Field of Use as contemplated by this Agreement. Such documentation shall be considered Confidential Information and shall be kept confidential in accordance with Section 9.4 herein.

                                    ARTICLE V

                                  IMPROVEMENTS

         5.1 Improvements by Licensor. In the event that Licensor shall make any Improvements during the Term, Licensor shall promptly disclose in writing the same to Licensee subject to the confidentiality provisions of this Agreement and such Improvement shall be deemed to be included within the Intellectual Property licensed hereunder; provided, however, that in the event that Licensor shall secure the grant of Letters Patent on any such Improvements, it shall so notify Licensee and, if Licensee elects to be licensed under such patent, Licensor shall include such patent within the Licensed Patents upon the terms agreed upon herein, which shall include provisions for a reasonable royalty to Licensor and will be set forth on a schedule attached hereto. Any patents which may issue from the Licensed Patent Applications shall not be subject to this Section 5.1.

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         5.2 In the event that Licensee shall make any Improvements during the
Term other than modifications to or derivative works of the Licensed Source Code which shall be controlled by the provisions of Section 2.3, Licensee shall promptly disclose the same to Licensor subject to the confidentiality provisions of this Agreement. Licensee grants and hereby does grant to Licensor a license for such Improvement on a non-exclusive, royalty-free worldwide basis for uses outside the Field of Use, upon the terms agreed upon herein, excluding royalty payments.

         5.3 Notification of each Improvement shall be made promptly, but in any event, no later than the quarterly reporting period after the reduction to practice or the acquisition of such an Improvement which is already reduced to practice, and shall include a disclosure, in written or other tangible form reasonably acceptable to the party receiving such disclosure and sufficient to allow such party to practice the Improvement.

                                   ARTICLE VI

                                  INFRINGEMENT

         6.1 Infringement Notice. During the Term, if either party becomes aware that a Person is Infringing any Intellectual Property in the Field of Use, such party shall promptly notify the other party thereof. Such notice shall set forth, to the extent known, the identity of the alleged Infringer, the nature of the Infringement, the date and location of the same, and any other information such party may have regarding the Infringement.

         6.2 Commencement of Action.

                  (a) Licensor represents and warrants that to the best of Licensor's knowledge no Person is Infringing any of the Intellectual Property as of the date of this Agreement.

                  (b) Not more than one hundred and twenty (120) calendar days after it becomes aware of any Infringement of the Intellectual Property in the Field of Use, whether by notice from Licensee or otherwise, Licensor shall commence and diligently prosecute an action for infringement and/or misappropriation against the alleged Infringer; provided, however, that Licensor may, in its sole discretion, extend said one hundred and twenty (120) day period for up

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to sixty (60) additional calendar days for the purpose of making good faith efforts to resolve the situation with the alleged Infringer. Licensor shall be entitled to use its reasonable discretion in determining whether to pursue an action for infringement, and such reasonable discretion may include reliance on opinions by counsel.

                  (c) At Licensor's reasonable discretion, Licensor shall furnish to Licensee information and materials disclosing material developments in any action so commenced by Licensor (or in any declaratory judgment action commenced by the alleged Infringer).

                  (d) If Licensor decides not to commence an action as specified in Section 6.2(b) hereof, Licensee may, upon approval of Licensor not to be unreasonably withheld or delayed, commence such action in its own name and at its own expense, and may join Licensor as a party plaintiff or as a co-plaintiff or, in any declaratory judgment action the Infringer may commence, as a co-defendant. The right of Licensor to withhold approval of commencement of such action by Licensee is subject to advice by counsel that such suit would not be advisable. If any such action is commenced properly by Licensee pursuant to this
Section 6.2(d) then the following shall govern:

                           i) Licensee shall have the right to settle any such
claim, suit or proceeding upon written consent of Licensor, such consent not to be unreasonably withheld or delayed;

                           ii) If damages or settlement amounts are received,
Licensee's costs will be reimbursed and if Licensor was joined and incurred costs associated with the litigation, said costs will also be reimbursed; and

                           iii) If, after reimbursing Licensee and Licensor, if
necessary, there are remaining damages or settlement amounts, these will be allocated evenly (50:50) between Licensor and Licensee.

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         6.3 Indemnity by Licensor for Intellectual Property Infringement.

                  (a) Licensor represents and warrants to Licensee that (i) it holds all proprietary right, title and interest in and to the Licensed Software,
(ii) it has the right to license to Licensee the Licensed Patents in the manner set forth herein and, (iii) as of the Effective Date, Licensor has not been put on notice that the use of the Intellectual Property by Licensee as contemplated by this Agreement constitutes an Infringement. At its expense, Licensor shall defend or settle any claim, suit or proceeding brought against Licensee by a Person claiming Infringement based on the licensed use of the Intellectual Property otherwise in accordance with this Agreement. In addition, Licensor shall indemnify and hold harmless Licensee from any Liabilities resulting from an adjudication of any such claim, suit or proceeding in which it is determined that Licensee's practice of the Intellectual Property hereunder in compliance with the terms and conditions of the Agreement constitutes Infringement. At the option of Licensor, Licensee may participate, at the expense of the Licensee, in the defense of any such claim, suit or proceeding. Licensor shall retain control of the proceeding and shall, at its reasonable discretion, furnish to Licensee copies of all material papers filed in the proceeding.

                  (b) As a condition precedent to Licensor's obligations under this Section 6.3, Licensee shall (i) give Licensor notice of the written threat of any such claim, suit or proceeding or the written assertion by any Person that Licensee's use of the Intellectual Property constitutes an Infringement of such Person's intellectual property rights, and (ii) reasonably cooperate with Licensor in respect to any defense of such claim, suit or proceeding. Licensor shall control the defense of any such legal action and may rely on opinions of counsel. Licensor shall have the right to settle any such claim, suit or proceeding without the consent of Licensee, provided, however, that in the event any such settlement would cause Licensee to incur substantial liability or obligation, financial or otherwise, or to be restricted from the practice of the Intellectual Property as contemplated by this Agreement, such settlement shall require the prior written consent of Licensee, which consent shall not be unreasonably withheld.

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                  (c) The foregoing indemnity shall not extend to any claim of infringement resulting from any modification of the Intellectual Property not furnished by Licensor, including without limitation any modification of or derivative work of the Licensed Source Code or the combination of the Intellectual Property with any other technology or intellectual property not provided by Licensor hereunder. In addition, at its expense, Licensee shall indemnify and hold harmless Licensor from any Liabilities arising from an adjudication or settlement of any claim, suit or proceeding in which it is alleged or determined that any modifications of the Licensed Source Code constitute Infringement.

                                   ARTICLE VII

                             LIMITATION OF REMEDIES

         7.1 Except for the termination penalties set forth in Section 10.2 hereof and any Liabilities covered by Section 6.3, neither party to this Agreement shall be liable for any incidental, consequential or special damages of any kind, whether arising in tort, contract or otherwise, and regardless of whether a party had been advised of the possibility of such damages.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

         8.1 Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that (i) it is a corporation organized and existing under the laws of the State of Delaware, (ii) it has full right, power and authority to execute and perform this Agreement, (iii) the execution and performance of this Agreement do not and will not violate any law, rule, regulation, order, writ, injunction or decree of any court or government, domestic or foreign, or any commission, bureau or administrative agency, or any agreement or instrument by which Licensor is bound, and (iv) upon its execution, this Agreement will constitute the binding obligation of Licensor enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting

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the enforcement of creditors' rights generally or by limitations on the availability of equitable remedies.

         8.2 The warranties set forth herein are exclusive and in lieu of all other warranties express or implied, including, without limitation, the implied warranties of merchantability and fitness for a particular purpose. Licensor neither assumes, nor authorizes any person to assume for it, any other liability in connection with the Licensed Product, including, without limitation, liability arising out of the delivery or use of the Licensed Product.

         8.3 Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that (i) it is a corporation organized and existing under the laws of the State of New York, (ii) it has full right, power and authority to execute and perform this Agreement, (iii) the execution and performance of this Agreement do not and will not violate any law, rule, regulation, order, writ, injunction or decree of any court or government, domestic or foreign, or any commission, bureau or administrative agency, or any agreement or instrument by which Licensee is bound, and (iv) upon its execution, this Agreement will constitute the binding obligation of Licensee enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by limitations on the availability of equitable remedies.

                                   ARTICLE IX

                     ADDITIONAL OBLIGATIONS OF THE PARTIES

         9.1 Performance under the Ohio State License Agreement. During the Term, Licensor shall use its best efforts to maintain in full force and effect the Ohio State License Agreement and shall perform all of its obligations thereunder. In furtherance of the foregoing and not by way of limitation, Licensor shall, among other things, timely pay all license fees and royalty payments under such agreement. Licensor shall promptly provide Licensee with copies of any and all notices or other communications to or from Licensor relating to the Ohio State

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                                             ** Confidential Treatment Requested

License Agreement and shall not amend, modify or terminate the Ohio State License Agreement without the prior written consent of Licensee which consent shall not be unreasonably withheld. Licensor shall provide Licensee with written notice within sixty (60) days prior to the obligation to meet a payment under the Ohio State License if Licensor does not intend to meet the obligation. At its discretion upon receipt of such notice, Licensee may meet the obligation, and any such expenditures shall be offset against any future royalties or license fees due to Licensor under this Agreement. Upon loss by Licensor of the right to license the Licensed Patents, Licensee may then pursue an agreement with OSU in accordance with the terms of Exhibit A attached hereto.

         9.2 Research and Development. Licensee agrees to commit at least [**] per year, for at least two years following the Effective Date, for research and development related to the commercial exploitation of fluorescence imaging systems for use in the Field of Use.

         9.3 Announcement of Agreement. The parties agree that any public announcement of this Agreement may make reference to the terms of Section 9.2 and to the fact that royalty provisions are included in the Agreement without stating the details of such provisions. The parties further agree that each shall make copies of the public announcements available to the other in sufficient time to allow review by counsel. Release of the announcements by one party shall be subject to the approval of the other party, such approval not to be unreasonably withheld.

         9.4 Confidentiality. Licensee acknowledges that the Confidential Information and Proprietary Information disclosed by Licensor pursuant to this Agreement is the confidential information of Licensor. Licensee agrees that it shall not use the Confidential Information or Proprietary Information except as is necessary for the exercise of the license granted in this Agreement, nor shall Licensee disclose the Confidential Information or Proprietary Information to any third party (other than subcontractors approved by Licensor who agree not to disclose or use the Confidential Information or Proprietary Information except as necessary in the exercise of a sublicense permitted by this Agreement and excluding Licensed Source Code) without the

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prior written consent of Licensor. The parties acknowledge and agree that the foregoing restrictions shall not apply to any information which:

                  (a) was in the public domain at the time of Licensor's disclosure to Licensee;

                  (b) entered the public domain through no fault of Licensee subsequent to the time of Licensor's disclosure to Licensee;

                  (c) was in Licensee's possession free of any obligation of confidence at the time of Licensor's disclosure to Licensee; or

                  (d) was developed by Licensee independently of and without reference to the Proprietary Information.

         9.5 Licensed Source Code Confidentiality. Without limiting the foregoing, and without limiting the restrictions on Licensee included in the provisions of Section 2.2 hereof, Licensee acknowledges that the Licensed Source Code constitutes a valuable trade secret of Licensor; and shall protect the confidentiality of the Licensed Source Code in a manner at least as protective as that used by Licensee to protect its own similar trade secrets and source code.

         9.6 Reversion of Rights

                  (a) For purposes of this Section 9.6, the phrase "Reversionary Field of Use" shall mean all uses of the Intellectual Property within the Field of Use, where "hybridization" shall include any binding event such as nucleic acid hybridization and protein/protein hybridization in conjunction with fluorescence emission and absorbance determinations. Hybridization based assays include, without limitation, slide-based cytometry, analysis of arrays of biomolecules on slides, and analysis of hybridization occurring on spots or on wells in slides or plates. The Reversionary Field of Use shall include non-hybridization-based assays including, without limitation, clinical diagnostics, gel scanning, thin layer chromatography scanning and electrophoresis-based nucleic acid sequencing.

                  (b) Licensee and Licensor hereby agree that if Licensee decides not to exploit or to cease exploiting the Intellectual Property in all or part of the Reversionary Field of Use, Licensee shall so inform Licensor in the quarterly royalty report issued immediately following the making of such decision. Upon the receipt of such written notification, Licensor shall have 30 (thirty) days to inform Licensee in writing if Licensor has decided to exploit the Intellectual Property for such use or uses. If Licensor does not provide timely written notice, then all rights in this Intellectual Property for such use(s) shall remain with Licensee, to the extent they are granted to Licensee in this Agreement. If Licensor provides timely written notice, Licensee's right to exploit the Intellectual Property for such use(s) shall terminate, and such use(s) shall be excluded from the Field of Use for the remaining term of this Agreement. All such terminated rights shall revert to Licensor, and Licensor shall have unrestricted rights (as against Licensee) in and to the Intellectual Property in such part of the Reversionary Field of Use.

                                    ARTICLE X

                              TERM AND TERMINATION

         10.1 Term. Unless otherwise renewed or terminated as provided in
Section 10.2 below, this Agreement shall commence on the Effective Date and shall continue for so long as there exists a Subsisting Claim in any of the Licensed Patents or the Licensed Software is included in a Licensed Product.

         10.2 Termination. This Agreement may be terminated by the parties as follows:

                  (a) The parties may terminate this Agreement at any time by mutual written consent.

                  (b) Either party may terminate this Agreement upon thirty (30) calendar days prior notice if the other party shall commit a material breach of this Agreement and such breach shall not be cured by such other party within thirty (30) calendar days of receipt of such notice.

                  (c) Subject to the following termination penalty, Licensee may terminate this Agreement at any time upon thirty (30) calendar days prior notice upon payment of the termination penalty. If Licensee elects to terminate at any time within the first nine (9) months following the Effective Date, Licensee shall pay no penalty provided that the anticipated research and development fees under Section 9.2 have been spent. At the nine month date, the anticipated

                                             ** Confidential Treatment Requested

expenditures are 9/12 of [**] or [**] or a pro rata share of such amount as of an earlier termination within this nine (9) month period (e.g., [**] at six (6) months). Should Licensee fail to spend at least [**] within this time period or, such pro rata amount, Licensee will pay Licensor fifty percent (50%) of the cash amount set forth in Section 3.1(a)(2). If Licensee terminates the agreement after the ninth (9th) but before the end of the twelfth (12th) month following the Effective Date, Licensee shall pay seventy-five percent (75%) of the cash amount set forth in Section 3.1(a)(2). The termination penalty after this period shall be on a pro rata basis calculated as the equation (1-(X/[**]))Y where X is the amount of actual expenditures under section 9.2 and Y is the amount set forth in Section 3.1(a)(3).

                  (d) Upon payment in full of all outstanding license fees and royalty payments due and payable, Licensee may terminate this Agreement at any time upon the termination of Licensor's right to license the Licensed Patents.

         10.3 Consequences of Termination; Expiration. Upon the termination of this Agreement:

                  (a) Any amounts due and payable to either party hereunder as of the date of termination shall continue to be payable in accordance with the terms hereof.

                  (b) Licensee shall cease the manufacturing and sale of the Licensed Products, except for a limited period as necessary to sell off its work-in-process and finished inventory of Licensed Products (the "Sell-Off Period"), as of the date of the notification, such Sell-Off Period not to exceed six months. There shall be no Sell-Off-Period if Licensor's right to license the Licensed Patents expires or is otherwise terminated or if Licensor no longer has no right to license the Intellectual Property.

                  (c) The licenses granted to Licensee hereunder shall terminate except that a license to sell shall continue for the duration of the Sell-Off Period.

                  (d) Licensee shall return to Licensor or certify in writing the destruction of all original materials and copies thereof that embody the Proprietary Information including without limitation all copies of the original Licensed Source Code and all documentation relating thereto.

         10.4 Survival. Licensee's obligation to maintain the confidentiality of the Proprietary Information shall survive any termination of this Agreement. The indemnity obligations of Licensor pursuant to Article VI and the obligations of the parties pursuant to this Article X shall also survive any termination or expiration of this Agreement.

         10.5 Suspension of Performance. If Licensor shall commit a material breach and not cure such breach within thirty (30) days of Notice, in accordance with Section 10.2(b), Licensee shall have the option of (i) exercising its right to terminate this Agreement pursuant to Section 10.2(b) or (ii) notifying Licensor of such breach and suspending performance of all its duties hereunder (excluding payment of licensee fees and royalties as otherwise required by Sections 3.1 and 3.2 hereof) until such breach is cured. In the event of a dispute, other than a dispute under Section 3.4, in which Licensee in good faith asserts that Licensor's alleged breach warrants a suspension of royalty payments and license fees to Licensor under Section 3.2, Licensee shall have the right to pay all amounts payable to Licensor under Section 3.2 into a third-party escrow account during the pendency of such dispute, provided that all escrowed funds remain in such escrow account until resolution of the dispute by an arbitrator pursuant to Section 11.3 (the "Escrow Period"). Licensee shall continue to be obligated by all other terms and conditions of this Agreement except as otherwise set forth in this Section 10.5 during any such Escrow Period. Licensee's suspension of the performance of its obligations pursuant to this
Section 10.5 shall not constitute a breach of this Agreement. Nothing in this
Section 10.5 shall limit the right of Licensee to seek such other remedies as may be available to it under this Agreement or otherwise by reason of any such breach of Licensor.

                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Notices. Any notice or other communication provided for in this Agreement shall be in writing and shall be delivered personally, or sent by facsimile transmission or nationally recognized overnight courier service, and shall be deemed given when so delivered personally or by facsimile transmission, with receipt confirmed, or one (1) business day after the date of deposit with such courier service. All notices and other communications shall be addressed to the parties at their respective addresses as set forth below. Each party hereto may change its address upon written notice to the other party in the manner provided in this Section 11.1.

                   If to Licensor:

                            LXR Biotechnology Inc.
                            1401 Marina Way South
                            Richmond, CA 94804
                            Facsimile No.: (510) 412 9109

                   If to Licensee:

                            The Perkin-Elmer Corporation
                            761 Main Avenue
                            Norwalk, CT 06859-0001
                            Attention:  Secretary
                            Facsimile No.: (203) 761-5000

         11.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its rules governing choice of law.

         11.3 Arbitration; Injunctions. Subject to Section 3.4 hereof, all disputes, controversies or differences between the parties which may arise out of, in relation to, or in connection with this Agreement shall, unless settled by mutual consultation in good faith, be settled by arbitration in New York in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Prior to filing for Arbitration, the parties will set aside a "cool-off" period of thirty (30) days during which senior management of the parties will meet and attempt to resolve any disputes amicably. Notwithstanding anything to the contrary contained in this Section 11.3, each party reserves the right to pursue injunctive relief or other equitable remedies in a court of competent jurisdiction in connection with any breach of the terms of this Agreement.

         11.4 Attorneys' Fees. If any action at law or in equity, including action for arbitration or injunctive relief, is brought relating to this Agreement or the breach thereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a dismissal without prejudice, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys' fees paid or incurred in good faith.

         11.5 Assignment. Subject to Section 2.2 hereof, this Agreement may not be assigned by either party, except that either party may assign all of its rights and delegate all of its obligations hereunder to an Affiliate or to any third party that is a successor to all or substantially all of the assets and business operations of such party and either party may assign all of its rights and delegate all of its obligations hereunder to a Person acquiring all of the assigning party's rights to the Intellectual Property within all or a portion of the Field of Use upon prior written notice and subject to approval by the other party which approval will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         11.6 Force Majeure. Neither party to this Agreement will be liable for failure to perform any of its obligations hereunder during any period in which such performance is delayed by acts beyond its reasonable control, including, without limitation, fire, flood, war, riot, embargo, organized labor stoppage, earthquake, and acts of civil and military authorities, provided that the party suffering such delay immediately notifies the other party of the delay, and, further, that either party shall have the right to terminate this Agreement upon ninety (90) days prior written notice if the delay of the other party due to any of the above-mentioned causes continues for a period of four (4) months.

         11.7 Severability. In the event that a provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

         11.8 Waiver. No waiver of any breach of this Agreement shall be effective unless made in writing, and no waiver shall constitute a waiver of any subsequent breach.

         11.9 Relationship between Parties. No license is granted hereunder to any party other than as specifically set forth herein. The relationship established by this Agreement is solely that of a licensor and licensee and nothing contained herein shall create a partnership, joint venture or any other business relationship between Licensor and Licensee. Except as expressly set forth herein, neither party shall have authority to obligate or bind the other party with respect to any matter, to make any contract, sale, agreement, warranty or representation, express or implied, on behalf of the other party, or to accept any legal process for or on behalf of the other party.

         11.10 Headings; References. The Article and Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of any and every nature, whether written or oral, with respect to the same matter.

         11.12 Amendments. No amendments, modifications or supplements to this Agreement shall be enforceable or binding upon the parties hereto unless made in a writing expressly referring to this Agreement and executed by a duly authorized representative or officer of each of the parties hereto.

         11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed via facsimile signature.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                   LXR BIOTECHNOLOGY INC.

                                   By:     /s/L. David Tomei
                                        -----------------------------------
                                        Name:  L. David Tomei
                                        Title: LXR Biotechnology Inc.
                                               President

                                   THE PERKIN-ELMER CORPORATION

                                   By:     /s/Mark C. Rogers
                                        -----------------------------------
                                        Name:  Mark C. Rogers
                                        Title: Senior Vice President Corporate
                                               Development and
                                               Chief Technology Officer

                                  SCHEDULE 1.12

                                Licensed Patents

U.S. Patent No. 5,037,207 to Tomei et al.
U.S. Patent No. 4,877,966 to Tomei et al.
U.S. Patent No. 4,758,727 to Tomei et al.

                                             ** Confidential Treatment Requested

                                  SCHEDULE 1.13

                          Licensed Patent Applications

1. U.S. Serial No. 08/451,325 "Multi-Channel Acquisition Using Integrating Sphere," filed May 26, 1995.

2.       WO/US96/06808 PCT of 08/451,325, filed May 13, 1996.

3. U.S. Serial No. 08/452,035, "Wide Angle Scattering Detector," filed May 26, 1995.

4.       WO/US96/07374 PCT of 08/452,035, filed May 21, 1996.

5.       [**]

                                             ** Confidential Treatment Requested

                                  SCHEDULE 1.15

A.       Licensed Software
         [**]

B.       Licensed Source Code
         [**]

                                             ** Confidential Treatment Requested

                                  SCHEDULE 1.19

      DESIGNS OF ALL MECHANIC COMPONENTS, CONSISTING OF:
          [**]

      DRAWINGS OF ELECTRONIC AND ELECTRICAL WIRING, CONSISTING OF: (16)
          [**]

      INFORMATION ON ALL OTHER (COMMERCIAL) PARTS AND PARTS VENDORS

      PERFORMANCE ANALYSIS ON SYSTEM (VIBRATION) ISOLATION

      PERFORMANCE ANALYSIS ON OPTICAL FOCUSING SYSTEM

      INSTRUMENTATION CONCERNING HARDWARE AND FIRMWARE, CONSISTING OF:
          [**]

      INSTRUMENTATION CONCERNING SOFTWARE, CONSISTING OF:
          [**]

                                             ** Confidential Treatment Requested

          [**]

COMPLETE DOCUMENTATION INCLUDING:
                      [**]

TECHNOLOGY (OR PRODUCT) CURRENTLY UNDER DEVELOPMENT:
          [**]

CONFIDENTIAL TREATMENT REQUESTED
LXR BIOTECHNOLOGY INC.
LOCATED AT 1401 MARINA WAY SOUTH
RICHMOND, CALIFORNIA 94804

                             MORRISON & FOERSTER LLP

SAN FRANCISCO                   ATTORNEYS AT LAW                NEW YORK
LOS ANGELES                                                     WASHINGTON, D.C.
SACRAMENTO                     755 PAGE MILL ROAD               LONDON
ORANGE COUNTY           PALO ALTO, CALIFORNIA 94304-1018        BRUSSELS
WALNUT CREEK                TELEPHONE (415) 813-5600            HONG KONG
SEATTLE                   TELEFACSIMILE (415) 494-0792          TOKYO
DENVER

                                    EXHIBITS
                                       TO

                                LICENSE AGREEMENT

LICENSE AGREEMENT dated as of August 29, 1996, between, LXR BIOTECHNOLOGY INC., a Delaware corporation, on behalf of itself and OPTICAL ANALYTIC, INC., its wholly-owned subsidiary ("Licensor"), and THE PERKIN-ELMER CORPORATION, a New York corporation ("Licensee").


                                  CONFIDENTIAL

                                             ** CONFIDENTIAL TREATMENT REQUESTED

                                TABLE OF CONTENTS

                                  CONFIDENTIAL

A.  Letter of August 27, 1996 from Ohio State University to Perkin-Elmer .......
B.  Ohio State University/LXR License and Modifications ........................

    1.       Letter of August 15, 1991 from Ohio State to Optical Analytic, Inc.
             regarding Cooperative Agreement, with Agreement attached. .........

    2.       Letter of November 23, 1993 from Optical Analytic, Inc. to LXR regarding extension of Milestones. ................................

    3.       Letter of November 29, 1993 from Ohio State University to
             Optical Analytic, Inc. regarding extension of Milestones. .........

    4.       Amendment to Agreement of July 10, 1996, deleting
             Milestone paragraphs ..............................................

    5.       Unexecuted Amendment to Agreement, deleting patent No. 4,601,537 ..

C.  Patents and Applications. ..................................................
    1.       U.S. Patent No. 5,037,207 to Tomei et al. .........................
    2.       U.S. Patent No. 4,877,966 to Tomei et al. .........................
    3.       U.S. Patent No. 4,758,727 to Tomei et al. .........................
    4.       U.S. Serial No. 08/451,325 ........................................
             "Multi-Channel Acquisition Using Integration Sphere," filed
             May 26, 1995 (WO/US96/06808 PCT of 08/451,325, Filed May 13,
             1996)

    5.       U.S. Serial No. 08/452,035 ........................................
             "Wide Angle Scattering Detector," filed May 26, 1995

             (WO/US96/07374 PCT of 08/452,035, Filed May 21, 1996)

    6.       **["                                                         "]....

                   Exhibit A to Perkin-Elmer License Agreement

------------------------
      T . H . E          Office of Technology Transfer  1960 Kenny Road
         OHIO                                           Columbus, OH  43210-1063
        STATE
      UNIVERSITY                                        Phone 614-292-2550
------------------------


                                 August 27, 1996

Richard J. Bartlett
Perkin-Elmer Corporation
761 Main Avenue
Norwalk, CT  06859-0199

Subject:  License Agreement for Scanning Laser Imaging Technology.

Dear Mr. Bartlett:

I understand that Perkin-Elmer (PE) is negotiating a license with LXR Biotechnology Inc. through its wholly owned subsidiary Optical Analytic, Inc.
(OA) a license for the subject technology in the field of Research and Clinical Applications. The technology was exclusively licensed to OA by The Ohio State University and The Ohio State University Research Foundation (collectively OSU) in an agreement dated August 15, 1991, which has been amended and now covers the intellectual property in U.S. Patents # 4,758,727; 4,877,966 and 5,037,207.

This letter is to assure PE that OSU will negotiate a similar exclusive license containing the same conditions of diligence, minimum royalties, liability etc. as contained in the OA agreement should the agreement with OA (LXR) be terminated.

Please let me know if you have any further questions.
Regards,
/s/ Paul G. Lafayatis
---------------------
Paul G. Lafayatis, Director Technology Transfer

cc:  J.J. Biancamano, OSU
L.D. Tomei, LXR

                  Exhibit B1 to Perkin-Elmer License Agreement

------------------------
      T . H . E          Office of Technology Transfer  1960 Kenny Road
        OHIO                                            Columbus, OH  43210-1063
        STATE
     UNIVERSITY                                         Phone 614-292-2550
------------------------
                                 August 15, 1991

F. David Resch
Optical Analytic, Inc.
6400 Riverside Drive
Dublin, OH  43017
Subject: SLI license

Dear Mr. Resch:

I enclose three counterparts of the final license agreement for the SLI technology that you approved in draft. These have been executed by the University and the Research Foundation. Please have them executed by OAI and return two to me.

Pursuant to our phone conversation earlier this week, if OAI and Fettig, Inc. go forward with a joint venture (or a merger or any other cooperative arrangement) for the commercial development of the SLI technology, we would expect that our rights and interests under each of your primary co-exclusive license agreements would be fully protected and that all of the obligations of the licensee under each of those primary license agreements would be cumulatively fulfilled, with any exceptions to be only with our express written consent. For example, we would expect that the total royalties payable to us under both primary license agreements for any period would never be less than the sum of the minimum royalties specified in those two agreements for that period, i.e. that no royalty amount accrued in respect of any transaction would be credited against the minimum royalties specified in both primary license agreements and that no minimum royalty paid or payable under one primary license agreement would be credited against royalties paid or payable under the other.

On the other hand, we would not expect that duplicate royalties would be paid or payable under both primary licenses in respect of any particular unit of Licensed Product or Service merely because the royalty-generating transaction involving such unit might technically be made under the authority of both primary licenses rather than only under the authority of one of them. Furthermore, to cover all of the hypothetical possibilities, in case there should be a joint or cooperative transaction not solely attributable to either primary licensee, and in respect of which the two primary license agreements called for different royalty payments to us, we would expect that an undivided half of such transaction would be deemed to have been subject to each of the primary license agreements.

Finally, we construe the provisions of 8.2 of the OAI license agreement as creating both obligations of OAI and rights of OSURF respecting activities undertaken by joint ventures in which OAI has an interest, or by other joint venture "partners" for the benefit of such a joint venture.

It would probably be best to formalize these understandings among all interested parties when actual arrangements for any joint venture or other cooperation have been worked out.

                                              Sincerely,
                                              /s/ James B. Wilkens
                                              --------------------
                                              James B. Wilkens
                                              Patent and Copyright Administrator

Encl. - 3 partially executed counterparts of "oaisli.lc4"
                                                                      oaisli.lc4

                                LICENSE AGREEMENT

This License Agreement is entered into between Optical Analytic, Inc., ("OAI"), a corporation of Ohio having a principal place of business at 6400 Riverside Dr., Dublin, Ohio 43017, and The Ohio State University Research Foundation ("OSURF"), a non-profit corporation of Ohio having a principal place of business at 1960 Kenny Road, Columbus, Ohio 43210-1063 and acting on behalf of itself and The Ohio State University ("University"), an instrumentality of the State of Ohio, on the terms and conditions set forth hereinbelow, to cover commercial development by OAI of Scanning Laser Imaging ("SLI") technology developed by Dr.
L. David Tomei and co-workers at the University.


Definitions.

1.0. The following definitions shall apply throughout this document and any correspondence between the parties relating to the subject matter thereof, except insofar as the context clearly indicates a different meaning.

1.1. "Licensed Patent" means a patent or patent application identified in Schedule A, and any other patent or patent application, including any division, continuation, continuation-in-part, reissue or foreign counterpart, insofar as it derives therefrom or covers an SLI invention developed by Dr. Tomei and coworkers at the University prior to the effective date of this License Agreement.

1.2. "Licensed Product" means (i) an SLI instrument or device the manufacture, import, sale or use of which is covered by a Licensed Patent or (ii) a component intended for use as part of or in connection with such instrument or device insofar as the manufacture, import, sale or use of such component is covered by a Licensed Patent.

1.3. "Licensed Service" means the use of Licensed Product and/or of a method covered by a Licensed Patent.

License Scope.

2.0. OSURF hereby grants to OAI, and OAI hereby accepts, a worldwide license under all Licensed Patents to manufacture, import, export, use, sell and lease Licensed Products and Licensed Services, and to sublicense others to do so, subject to the reservation of the right of the University to operate under Licensed Patents for research and/or educational purposes, and to the other provisions of this License Agreement.

2.1. This License is co-exclusive, by which is meant that OSURF may grant only one additional license under Licensed Patents for Licensed Products or Licensed Services for any combination of field use, geographical area and period of time for which this License is in effect. A single additional license has been granted for all fields, all geographical areas and the life of the licensed patents. If such additional license shall terminate, then OAI shall be notified in writing and shall have the option, for sixty (60) days following such notice, of converting its co-exclusive License to exclusive, provided that this License (to OAI) remains in effect, that OAI is not in default or breach of this Agreement and that OAI agrees in writing to thereafter pay minimum royalties equal to twice those specified in Section 4.4 hereof.

2.2. This License shall take effect with respect to any Licensed Patent upon the later of (i) the effective date of this License Agreement and (ii) the filing of a patent application which falls within the definition of Licensed Patent. This License shall terminate with respect to any Licensed Patent upon the earlier of
(iii) the termination of this License Agreement and (iv) the expiration, cancellation or final unappealable determination of invalidity of such Licensed Patent or the abandonment of a patent application which falls within the definition of Licensed Patent.

Licensee Performance.

3.0. OAI will diligently exert its reasonable best efforts to develop and market, either directly or through sub-licensees, Licensed Products and/or Licensed Services for a broad range of applications. In particular, OAI undertakes to achieve, directly or through sub-licensees, the milestones of sections 3.1-3.4. OAI will notify OSURF of its achievement, partial achievement or lack of achievement of these milestones in a timely manner, and in the absence of such notice, it will be presumed that the milestones have not been achieved. These milestones are established to manifest and exemplify the understanding of the parties and the commitment of OAI that continuous progress will be made toward accomplishing this objective. It is recognized that specific times or periods set forth in sections 3.1-3.4 may become unachievable due to unanticipated and/or uncontrollable circumstances, and in such cases consent to reasonable adjustment thereof, not to exceed doubling of any stated or implied period, shall not be unreasonably withheld by OSURF. However, it is also understood that such times or periods have been specified with reasonable allowance for problems and delays that are typical of such projects, and in particular only where funds substantially in excess of those reasonably anticipatable prove to be required for the achievement of any milestone will be the period for achieving such milestone be adjusted on the basis of shortage of funds.

3.1. Not later than twelve (12) months after the effective date of this Agreement, OAI will have assembled a prototype SLI device for demonstration purposes.

3.2. Not later than thirty-six (36) months after the effective date of this Agreement, OAI will have accumulated data suitable for submission to the FDA for regulatory approval of a Licensed Product or Service.

3.3. Not later than thirty-six (36) months after the effective date of this Agreement, OAI will submit to the FDA an application for regulatory approval of a Licensed Product or Service.

3.4. Not later than twenty-four (24) months after the effective date of this Agreement OAI will have a Licensed Product on the market, it being the contemplation of the parties that this milestone will be met by a Licensed Product not requiring FDA approval.

3.5. Thereafter introduction of Licensed Products and/or Services for sale or lease will, as rapidly as practicable, be actively promoted by OAI and/or sub-licensees for a broad range of applications.

3.6. OAI and its sub-licensees will mark all Licensed Products subject to this License Agreement with the numbers of all applicable U.S. Licensed Patents.

Royalties and Other Payments.

4.0.     [Reserved]

4.1. OAI will pay royalties to OSURF based upon the net sales and leases by OAI and sub-licensees of Licensed Products and Licensed Services. For such transactions not at arms-length, the royalties will be based upon similar transactions that are at arms-length. No royalties will be due OSURF upon resale of a Licensed Product for which royalties have accrued in favor of OSURF on the initial sale pursuant to 4.1-4.3 and 4.5 hereof. No royalties will be due OSURF in respect of Licensed Services provided through the use of a Licensed Product upon which royalties have been paid to OSURF, unless royalties are payable to or at the direction of OAI or a sub-licensee in respect of such Licensed Service (herein referred to as "Section 4.1 Service Royalties").

4.2. Subject to section 4.1 above, royalties due OSURF hereunder will be five percent (5.0%) of cumulative net sales and leases of Licensed Products and Licensed Services under authority of this License Agreement, except that royalties will be payable to OSURF in the amount of twenty percent (20%) of
Section 4.1 Service Royalties accrued on or before the second anniversary of the effective date of this Agreement and thirty-three and one-third percent (33-1/3%) of Section 4.1 Service Royalties accrued thereafter.

4.3. Royalties accrued in favor of OSURF hereunder during each calendar quarter will be paid to OSURF by OAI within forty-five (45) days after the end of such quarter, accompanied by a concise statement of the basis upon which the amount due was determined.

4.4. For complete calendar quarters following the third anniversary of the effective date of this License Agreement, royalties of not less than the following amounts will be deemed to have accrued hereunder in favor of OSURF:

                  Year 4                    $    5,000.00 per quarter
                  Year 5                         7,500.00 per quarter
                  Year 6                        10,000.00 per quarter
                  Year 7                        15,000.00 per quarter
                  Year 8                        20,000.00 per quarter
                  Thereafter                    25,000.00 per quarter

4.5. The fair value of any payment, thing, right or forbearance transferred to or at the direction of OAI or a sub-licensee in exchange for the sale or lease of Licensed Product or Licensed Service hereunder shall be included in the net sale or lease amount upon which any royalties due OSURF hereunder are calculated.

Records.

5.0. OAI and sub-licensees shall maintain records adequate to determine the amount of royalties due to OSURF hereunder, and shall preserve such records and make them available to OSURF for reasonable audit for three years following the end of the period to which they pertain, or for such longer time as may be necessary to finally resolve any questions that may be raised by OSURF. If any audit reveals that payment of royalties due OSURF hereunder is delinquent by $10,000.00 or more, OAI shall reimburse OSURF for its expenses in determining and collecting the delinquent amount.

Term and Termination.

6.0. This License Agreement shall become effective upon execution by the last of the parties to execute it.

6.1. Upon termination of this License Agreement all accrued royalties will become due and payable within forty-five (45) days thereafter, and such obligation, together with any other specific obligations of payment or otherwise that have then matured, shall survive until discharged.

6.2. OAI may terminate this License Agreement at will upon written notice to OSURF.

6.3. OSURF may terminate this License Agreement for breach of any material provision thereof by OAI, including any of the undertakings set forth in sections 3.0-3.6, particularly including the milestones set forth in sections 3.1-3.4, and in sections 4.1-4.5 and 8.2. OSURF shall notify OAI in writing of any alleged breach of a material provision of this Agreement. OAI shall have thirty (30) days after said notice to cure the alleged breach, after which OSURF, subject to the terms of this Agreement, may terminate this License Agreement.

6.4. Either party may terminate this License Agreement upon the insolvency or bankruptcy of, or the seeking of protection from creditors by, the other.

6.5. Waiver of any breach shall not be deemed to impair the right of a party to seek and obtain any remedy for any other breach.

Limitation of Liability.

7.0. OSURF makes no representations or warranties as to the accuracy or reliability of any results or information provided in connection with this License Agreement, or as to the validity or enforceability of any patent or other rights conveyed hereunder, or as to the freedom of any Licensed Product or Licensed Service hereunder from claim of infringement by others. IN

PARTICULAR, OSURF MAKES NO WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE IN RESPECT OF ANY GOODS, SERVICES OR INFORMATION. Furthermore, OSURF will not be liable for any consequential or punitive damages in connection with the subject matter of this License Agreement, nor in any event will its liability exceed the amounts it has received pursuant to this License Agreement.

Miscellaneous.

8.0. This License Agreement shall be construed in accordance with the laws of the State of Ohio, except for provisions relating to conflict of law.

8.1. Neither party shall use the name of the other, or of any affiliate or sub-licensee of the other, in connection with any commercial promotion, except with prior express written consent.

8.2. OAI acknowledges the position of OSURF and The Ohio State University that the existing SLI prototype at the University will not be available for commercial demonstrations and that, except with the express and fully informed approval of the University's Associate Vice President for Research and its Director of the Comprehensive Cancer Center, or their authorized delegates, (i) no research, development and/or testing activities relating to SLI technology and supported or arranged for by or on behalf of OAI or any other licensee or sublicensee of the SLI technology will be undertaken by or under the auspices of OSURF or the University, and any approved exceptions should not discriminate to the unfair disadvantage of any other licensee, (ii) Dr. Tomei will not participate in research or development activities conducted by or under the auspices of OSURF or the University to develop the SLI technology, and (iii) Dr. Tomei will neither directly nor beneficially own, control or have an option or other claim to more than a five percent (5%) interest in either the equity or the debt of OAI or its successors, assigns or sublicensees and whatever direct or beneficial interest he has will be held in a voting trust over which he has no direct or indirect control. OAI will not take, or authorize or encourage others to take, any action to subvert such positions, will not accept or retain the fruits of any subversion of them, and will promptly report to said Associate Vice President for Research any evidence of which it becomes aware that others may be attempting to subvert them. However, it shall not be deemed a breach of the provisions of this section 8.2 for OAI to solicit informed approval of exceptions to these positions.

8.3. This License Agreement incorporates by reference the Confidentiality Agreement between the parties dated December 17, 1990, and with that incorporation sets forth the entire understanding between the parties relating to its subject matter, integrating all prior representations and negotiations.


                                   SCHEDULE A

U.S. Patent No. (or     Issue (or
Appl'n. No.)            Filing Date)      Name Inventor(s)                 Title

4,601,537               7/22/86           Sean M. Saccocia                  APPARATUS AND METHOD FOR FORMING IMAGES
                                                                            AND FOR OPTICAL DEMULTI-PLEXING

4,758,727               7/19/88           L. David Tomei                    METHOD AND APPARATUS FOR THE
                                          Cornhill, F.                      MEASUREMENT OF LOW-LEVEL LASER-INDUCED
                                          Jagadeesh, J.                     FLUORESCENCE
                                          Boninger, M.

4,877,966               10/31/89          L. David Tomei                    METHOD AND APPARATUS FOR THE
                                          Cornhill, F.                      MEASUREMENT OF LOW-LEVEL LASER-INDUCED
                                          Jagadeesh, J.                     FLUORESCENCE
                                          Boninger, M.

5,037,207               08/06/91          L. David Tomei                    IMPROVED LASER IMAGING SYSTEM
                                          Jagadeesh, J.
                                          Cornhill, F.
                                          Chen, Inching

(SN650,455)             (02/04/91)        L. David Tomei                    IMPROVED LASER IMAGING SYSTEM
                                          Jagadeesh, J.
                                          Cornhill, F.
                                          Chen, Inching


AGREED TO AND ACCEPTED:

Optical Analytic, Inc.

By:_______________________________________________________Date__________________

Print name/title________________________________________________________________

The Ohio State University Research Foundation

By:  /s/ Thomas L. Sweeney                          Date         8/16/91
     --------------------------------
Print name/title   Executive Director, Thomas L. Sweeney

The Ohio State University

By:  /s/ E.F. Hayes                                  Date      August 16, 1991
     --------------------------------
Print name/title  Edward F. Hayes, Vice President for Research

                  Exhibit B2 to Perkin-Elmer License Agreement

OPTICAL
ANALYTIC, INC.
    ------------------------------------------------------------------------
                                                         River Ridge Office Park
                                                         6400 Riverside Drive
                                                         Dublin, Ohio 43017

                                                        (614) 798-5300

                                November 23, 1993


VIA FACSIMILE
(510) 262-9932


Mr. Scott Minick
President and Chief
  Executive Officer
LXR Biotechnology, Inc.
3065 Richmond Parkway
Richmond, California  94806-1900

Dear Scott:

Please find with this fax a copy of our signed License Agreement from Ohio State and letter dated May 18, 1993, which extended the milestones to November 30, 1995, and removed the ownership caps on David's interest in the company.

It is my understanding that Ohio State will issue another extension letter tomorrow. We will forward that letter along with the revised contracts at that time.

                                                     Sincerely,

                                                     /s/ F. David Resch/bb
                                                     ---------------------------
                                                     F. David Resch

FDR:bb

Enclosure
                                                                      oaisli.lc4



                                LICENSE AGREEMENT


This License Agreement is entered into between Optical Analytic, Inc., ("OAI"), a corporation of Ohio having a principal place of business at 6400 Riverside Dr., Dublin, Ohio 43017, and The Ohio State University Research Foundation ("OSURF"), a non-profit corporation of Ohio having a principal place of business at 1960 Kenny Road, Columbus, Ohio 43210-1063 and acting on behalf of itself and The Ohio State University ("University"), an instrumentality of the State of Ohio, on the terms and conditions set forth hereinbelow, to cover commercial development by OAI of Scanning Laser Imaging ("SLI") technology developed by Dr.
L. David Tomei and co-workers at the University.

Definitions.

1.0. The following definitions shall apply throughout this document and any correspondence between the parties relating to the subject matter thereof, except insofar as the context clearly indicates a different meaning.

1.1. "Licensed Patent" means a patent or patent application identified in Schedule A, and any other patent or patent application, including any division, continuation, continuation-in-part, reissue or foreign counterpart, insofar as it derives therefrom or covers an SLI invention developed by Dr. Tomei and coworkers at the University prior to the effective date of this License Agreement.

1.2. "Licensed Product" means (i) an SLI instrument or device the manufacture, import, sale or use of which is covered by a Licensed Patent or (ii) a component intended for use as part of or in connection with such instrument or device insofar as the manufacture, import, sale or use of such component is covered by a Licensed Patent.

1.3. "Licensed Service" means the use of Licensed Product and/or of a method covered by a Licensed Patent.

License Scope.

2.0. OSURF hereby grants to OAI, and OAI hereby accepts, a worldwide license under all Licensed Patents to manufacture, import, export, use, sell and lease Licensed Products and Licensed Services, and to sublicense others to do so, subject to the reservation of the right of the University to operate under Licensed Patents for research and/or educational purposes, and to the other provisions of this License Agreement.

2.1. This License is co-exclusive, by which is meant that OSURF may grant only one additional license under Licensed Patents for Licensed Products or Licensed Services for any combination of field use, geographical area and period of time for which this License is in effect. A single additional license has been granted for all fields, all geographical areas and the life of the licensed patents. If such additional license shall terminate, then OAI shall be notified in writing and shall have the option, for sixty (60) days following such notice, of converting its co-exclusive License to exclusive, provided that this License (to OAI) remains in effect, that OAI is not in default or breach of this Agreement and that OAI agrees in writing to thereafter pay minimum royalties equal to twice those specified in Section 4.4 hereof.

2.2. This License shall take effect with respect to any Licensed Patent upon the later of (i) the effective date of this License Agreement and (ii) the filing of a patent application which falls within the definition of Licensed Patent. This License shall terminate with respect to any Licensed Patent upon the earlier of
(iii) the termination of this License Agreement and (iv) the expiration, cancellation or final unappealable determination of invalidity of such Licensed Patent or the abandonment of a patent application which falls within the definition of Licensed Patent.

Licensee Performance.

3.0. OAI will diligently exert its reasonable best efforts to develop and market, either directly or through sub-licensees, Licensed Products and/or Licensed Services for a broad range of applications. In particular, OAI undertakes to achieve, directly or through sub-licensees, the milestones of sections 3.1-3.4. OAI will notify OSURF of its achievement, partial achievement or lack of achievement of these milestones in a timely manner, and in the absence of such notice, it will be presumed that the milestones have not been achieved. These milestones are established to manifest and exemplify the understanding of the parties and the commitment of OAI that continuous progress will be made toward accomplishing this objective. It is recognized that specific times or periods set forth in sections 3.1-3.4 may become unachievable due to unanticipated and/or uncontrollable circumstances, and in such cases consent to reasonable adjustment thereof, not to exceed doubling of any stated or implied period, shall not be unreasonably withheld by OSURF. However, it is also understood that such times or periods have been specified with reasonable allowance for problems and delays that are typical of such projects, and in particular only where funds substantially in excess of those reasonably anticipatable prove to be required for the achievement of any milestone will be the period for achieving such milestone be adjusted on the basis of shortage of funds.

3.1. Not later than twelve (12) months after the effective date of this Agreement, OAI will have assembled a prototype SLI device for demonstration purposes.

3.2. Not later than thirty-six (36) months after the effective date of this Agreement, OAI will have accumulated data suitable for submission to the FDA for regulatory approval of a Licensed Product or Service.

3.3. Not later than thirty-six (36) months after the effective date of this Agreement, OAI will submit to the FDA an application for regulatory approval of a Licensed Product or Service.

3.4. Not later than twenty-four (24) months after the effective date of this Agreement OAI will have a Licensed Product on the market, it being the contemplation of the parties that this milestone will be met by a Licensed Product not requiring FDA approval.

3.5. Thereafter introduction of Licensed Products and/or Services for sale or lease will, as rapidly as practicable, be actively promoted by OAI and/or sub-licensees for a broad range of applications.

3.6. OAI and its sub-licensees will mark all Licensed Products subject to this License Agreement with the numbers of all applicable U.S. Licensed Patents.

Royalties and Other Payments.

4.0.     [Reserved]

4.1. OAI will pay royalties to OSURF based upon the net sales and leases by OAI and sub-licensees of Licensed Products and Licensed Services. For such transactions not at arms-length, the royalties will be based upon similar transactions that are at arms-length. No royalties will be due OSURF upon resale of a Licensed Product for which royalties have accrued in favor of OSURF on the initial sale pursuant to 4.1-4.3 and 4.5 hereof. No royalties will be due OSURF in respect of Licensed Services provided through the use of a Licensed Product upon which royalties have been paid to OSURF, unless royalties are payable to or at the direction of OAI or a sub-licensee in respect of such Licensed Service (herein referred to as "Section 4.1 Service Royalties").

4.2. Subject to section 4.1 above, royalties due OSURF hereunder will be five percent (5.0%) of cumulative net sales and leases of Licensed Products and Licensed Services under authority of this License Agreement, except that royalties will be payable to OSURF in the amount of twenty percent (20%) of
Section 4.1 Service Royalties accrued on or before the second anniversary of the effective date of this Agreement and thirty-three and one-third percent (33-1/3%) of Section 4.1 Service Royalties accrued thereafter.

4.3. Royalties accrued in favor of OSURF hereunder during each calendar quarter will be paid to OSURF by OAI within forty-five (45) days after the end of such quarter, accompanied by a concise statement of the basis upon which the amount due was determined.

4.4. For complete calendar quarters following the third anniversary of the effective date of this License Agreement, royalties of not less than the following amounts will be deemed to have accrued hereunder in favor of OSURF:

                  Year 4                    $    5,000.00 per quarter
                  Year 5                         7,500.00 per quarter
                  Year 6                        10,000.00 per quarter
                  Year 7                        15,000.00 per quarter
                  Year 8                        20,000.00 per quarter
                  Thereafter                    25,000.00 per quarter

4.5. The fair value of any payment, thing, right or forbearance transferred to or at the direction of OAI or a sub-licensee in exchange for the sale or lease of Licensed Product or Licensed Service hereunder shall be included in the net sale or lease amount upon which any royalties due OSURF hereunder are calculated.

Records.

5.0. OAI and sub-licensees shall maintain records adequate to determine the amount of royalties due to OSURF hereunder, and shall preserve such records and make them available to OSURF for reasonable audit for three years following the end of the period to which they pertain, or for such longer time as may be necessary to finally resolve any questions that may be raised by OSURF. If any audit reveals that payment of royalties due OSURF hereunder is delinquent by $10,000.00 or more, OAI shall reimburse OSURF for its expenses in determining and collecting the delinquent amount.

Term and Termination.

6.0. This License Agreement shall become effective upon execution by the last of the parties to execute it.

6.1. Upon termination of this License Agreement all accrued royalties will become due and payable within forty-five (45) days thereafter, and such obligation, together with any other specific obligations of payment or otherwise that have then matured, shall survive until discharged.

6.2. OAI may terminate this License Agreement at will upon written notice to OSURF.

6.3. OSURF may terminate this License Agreement for breach of any material provision thereof by OAI, including any of the undertakings set forth in sections 3.0-3.6, particularly including the milestones set forth in sections 3.1-3.4, and in sections 4.1-4.5 and 8.2. OSURF shall notify OAI in writing of any alleged breach of a material provision of this Agreement. OAI shall have thirty (30) days after said notice to cure the alleged breach, after which OSURF, subject to the terms of this Agreement, may terminate this License Agreement.

6.4. Either party may terminate this License Agreement upon the insolvency or bankruptcy of, or the seeking of protection from creditors by, the other.

6.5. Waiver of any breach shall not be deemed to impair the right of a party to seek and obtain any remedy for any other breach.

Limitation of Liability.

7.0. OSURF makes no representations or warranties as to the accuracy or reliability of any results or information provided in connection with this License Agreement, or as to the validity or enforceability of any patent or other rights conveyed hereunder, or as to the freedom of any Licensed Product or Licensed Service hereunder from claim of infringement by others. IN

PARTICULAR, OSURF MAKES NO WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE IN RESPECT OF ANY GOODS, SERVICES OR INFORMATION. Furthermore, OSURF will not be liable for any consequential or punitive damages in connection with the subject matter of this License Agreement, nor in any event will its liability exceed the amounts it has received pursuant to this License Agreement.

Miscellaneous.

8.0. This License Agreement shall be construed in accordance with the laws of the State of Ohio, except for provisions relating to conflict of law.

8.1. Neither party shall use the name of the other, or of any affiliate or sub-licensee of the other, in connection with any commercial promotion, except with prior express written consent.

8.2. OAI acknowledges the position of OSURF and The Ohio State University that the existing SLI prototype at the University will not be available for commercial demonstrations and that, except with the express and fully informed approval of the University's Associate Vice President for Research and its Director of the Comprehensive Cancer Center, or their authorized delegates, (i) no research, development and/or testing activities relating to SLI technology and supported or arranged for by or on behalf of OAI or any other licensee or sublicensee of the SLI technology will be undertaken by or under the auspices of OSURF or the University, and any approved exceptions should not discriminate to the unfair disadvantage of any other licensee, (ii) Dr. Tomei will not participate in research or development activities conducted by or under the auspices of OSURF or the University to develop the SLI technology, and (iii) Dr. Tomei will neither directly nor beneficially own, control or have an option or other claim to more than a five percent (5%) interest in either the equity or the debt of OAI or its successors, assigns or sublicensees and whatever direct or beneficial interest he has will be held in a voting trust over which he has no direct or indirect control. OAI will not take, or authorize or encourage others to take, any action to subvert such positions, will not accept or retain the fruits of any subversion of them, and will promptly report to said Associate Vice President for Research any evidence of which it becomes aware that others may be attempting to subvert them. However, it shall not be deemed a breach of the provisions of this section 8.2 for OAI to solicit informed approval of exceptions to these positions.

8.3. This License Agreement incorporates by reference the Confidentiality Agreement between the parties dated December 17, 1990, and with that incorporation sets forth the entire understanding between the parties relating to its subject matter, integrating all prior representations and negotiations.


                                   SCHEDULE A

U.S. Patent No. (or     Issue (or
Appl'n. No.)            Filing Date)      Name Inventor(s)                 Title

4,601,537               7/22/86           Sean M. Saccocia                  APPARATUS AND METHOD FOR FORMING IMAGES
                                                                            AND FOR OPTICAL DEMULTI-PLEXING

4,758,727               7/19/88           L. David Tomei                    METHOD AND APPARATUS FOR THE
                                          Cornhill, F.                      MEASUREMENT OF LOW-LEVEL LASER-INDUCED
                                          Jagadeesh, J.                     FLUORESCENCE
                                          Boninger, M.

4,877,966               10/31/89          L. David Tomei                    METHOD AND APPARATUS FOR THE
                                          Cornhill, F.                      MEASUREMENT OF LOW-LEVEL LASER-INDUCED
                                          Jagadeesh, J.                     FLUORESCENCE
                                          Boninger, M.

5,037,207               08/06/91          L. David Tomei                    IMPROVED LASER IMAGING SYSTEM
                                          Jagadeesh, J.
                                          Cornhill, F.
                                          Chen, Inching

(SN650,455)             (02/04/91)        L. David Tomei                    IMPROVED LASER IMAGING SYSTEM
                                          Jagadeesh, J.
                                          Cornhill, F.
                                          Chen, Inching

AGREED TO AND ACCEPTED:
Optical Analytic, Inc.
By:  /s/ James McCormick                               Date    8/15/91
     --------------------------------
Print name/title                             James McCormick, President

The Ohio State University Research Foundation
By:  /s/ Thomas L. Sweeney                             Date     8/16/91
     --------------------------------
Print name/title  Thomas L. Sweeney/Executive Director

The Ohio State University
By:  /s/ Edward F. Hayes                               Date      August 16, 1991
     --------------------------------
Print name/title           Edward F. Hayes, Vice President for Research

----------------------
      T . H . E          Office of Technology Transfer  1960 Kenny Road
        OHIO                                            Columbus, OH  43210-1063
        STATE
     UNIVERSITY                   May 18, 1993          Phone 614-292-2550
                                                        FAX   614-292-1727
----------------------

James M. McCormick
Optical Analytic, Inc.
6400 Riverside Drive
Dublin, OH  43017

         Re: Amendment of License Agreement of August 26, 1991 for SLI Technology (Original Document and Identified by Running Header "oaisli.1c4")

Dear Mr. McCormick:

In response to your requests, and in view of Optical Analytical's efforts to date to press forward after the termination of your joint venture with colicensee Fettig, Inc. and of OAI's plans for the future, we are willing to--

                  (i) consent to adjusting the milestone deadlines specified in sections 3.1 through 3.4,

                  (ii) waive non-compliance by OAI with the milestone deadline specified in section 3.1 (as extended by letter dated August 12, 1992), and

                  (iii) release OAI from the restrictions on Dr. Tomei's interest in OAI and related entities specified in section 8.2 (iii) --

by amending the above-identified License Agreement as follows:

A. In each of the sections 3.1. through 3.4., inclusive, the period for meeting their respective milestone is extended by fifteen (15) months beyond that specified in the original Agreement, and any default by OAI prior to the effective date of this amendment in meeting the original deadline for the milestone in any of these sections is waived; provided, however, that the SLI devices referred to, directly or by implication, in these sections are based on second-generation multiparametric SLI technology.

B.       In section 8.2., the test reading --

                  and (iii) Dr. Tomei will neither directly nor beneficially own, control or have an option or other claim to more than a five percent (5%) interest in either the equity or the debt of OAI or its successors, assigns or sublicensees and whatever direct or beneficial interest he has will be held in a voting trust over which he has no direct or indirect control--

         is deleted.

C. These amendments will be effective as of the date when this document has been executed below by all parties.

If these amendments are acceptable, please have all three copies signed below where indicated and return two copies to me.

                                                     Sincerely,

                                                     /s/ James B. Wilkens
                                                     ---------------------------
                                                     James B. Wildens


AGREED AND ACCEPTED--

The Ohio State University Research Foundation

By:  /s/ T.L. Sweeney                                Date:    5/19/93
     --------------------------------
Print name/title: Thomas L. Sweeney, Executive Director

The Ohio State University

By:  /s/ Janet G. Pitchette                          Date:    18 May 93
     --------------------------------
Print name/title:  Janet G. Pichette, Vice President

By:  /s/ James M. McCormick                          Date:    5/21/93
     --------------------------------
Print name/title:  James M. McCormick -President

----------------------
      T . H . E          Office of Technology Transfer  1960 Kenny Road
        OHIO                                            Columbus, OH  43210-1063
        STATE
     UNIVERSITY                 August 31, 1993         Phone 614-292-2550
                                                        FAX   614-292-1727

----------------------

James M. McCormick
Optical Analytic, Inc.
6400 Riverside Drive
Dublin, Ohio 43017

Subject: Option Under License Agreement of August 26, 1991 for SLI Technology
         (Original Document Identified by Running Header "oaisli.lc4"), as Amended by a Document Dated May 18, and Effective May 21, 1993.

Dear Mr. McCormick:

Pursuant to Section 2.1 of the above-identified license agreement, we hereby inform you that we have given notice to the additional (co-exclusive) licensee terminating that additional (co-exclusive) license for cause, effective (as permitted by the terms of that license) upon receipt of our notice, which the carrier's proof of delivery return shows was no later than July 30, 1993. We have had no response to that notice (or to an earlier notice dated July 7, 1993 for which the carrier has been unable to produce proof of delivery). In any case, we regard that additional (co-exclusive) license as terminated, and that option provisions of Section 2.1 as in effect as of September 1, 1993.

If you wish to exercise that option, as I understand from Bill Root you do, you may do so according to the EXERCISE OF OPTION language below by signing where indicated on all three original counterparts of this letter and returning them to me within sixty days of this notice for affixation of our signatures, whereupon one will be returned to you. Please let me know if you have any questions.

                                   Sincerely,

                                   /s/ James B. Wilkens
                                   -----------------------
                                   James B. Wilkens

                               EXERCISE OF OPTION

Optical Analytic, Inc., having received the foregoing notice of termination of the additional (co-exclusive) license referred to in Section 2.1 of the above-identified license agreement, hereby exercises its option under such Section 2.1 to convert its license to an exclusive license and, in accordance with the provisions of such Section 2.1, will hereafter pay minimum royalties equal to twice those specified in Section
4.4 of such above-identified license agreement.

Optical Analytic, Inc.

By  /s/ James M. McCormick                        Date     September 7, 1993
   ----------------------------
Print name/title  James M. McCormick, President

The Ohio State University Research Foundation and The Ohio State University accept the above EXERCISE OF OPTION and recognize the above-identified license agreement as amended in accordance therewith as of the date written adjacent the signature above.

The Ohio State University Research Foundation

By:  /s/ T.L. Sweeney                             Date     9/23/93
----------------------------

The Ohio State University

By  /s/ Janet G. Pichette                         Date     17 Sep 93
----------------------------
    Janet G. Pichette, V.P. Business & Admin.

                  Exhibit B3 to Perkin-Elmer License Agreement

----------------------
      T . H . E          Office of Technology Transfer  1960 Kenny Road
        OHIO                                            Columbus, OH  43210-1063
        STATE
     UNIVERSITY                 August 31, 1993         Phone 614-292-2550
                                                        FAX   614-292-1727

----------------------

James M. McCormick
Optical Analytic, Inc.
6400 Riverside Drive
Dublin Ohio

Subject: Amendment of License Agreement of August 26, 1991 for Scanning Laser
         Imaging Technology and Amendment to said License in Wilkens to McCormick letter dated May 28,1993.

Dear Mr. McCormick:

In response to your requests and in view of your further efforts to commercialize the Scanning Laser Imaging Technology (SLI) developed at UNIVERSITY (referring hereinafter collectively to The Ohio State University and The Ohio State University Research Foundation), and with the realization that Optical Analytic, Inc. (OAI) will have the exclusive license to develop and commercialize this technology, the University is willing to:

         a. extend the milestone deadlines specified in sections 3.1 through 3.4 beyond the maximum contemplated in Section 3.0, and extend the period till the minimum royalties are required.

         b. provide restricted permission for the use of UNIVERSITY's name in documents describing the relationship between UNIVERSITY and OAI with respect to the SLI,

in return for OAI's agreement to reimburse certain patenting expenses.

To achieve these ends the subject License Agreement is amended as follows:

         1. In each of the sections 3.1. through 3.4. inclusive, the period for meeting the respective milestone is extended by twenty-four (24) months beyond that specified in the original agreement and any default by OAI prior to the effective date of this amendment in meeting the original deadline for the milestone in any of these sections is waived; provided however, that the SLI devices referred to directly or by implication, in these sections are based on second-generation multiparametric SLI.

         2. Amend section 4.4. to state that minimum royalties begin after the fourth anniversary of the original agreement and that those minimums are $5,000., $7,500., $10,000., $15,000., $20,000. and $25,000. per
         quarter for Year 5, Year 6, Year 7, Year 8, Year 9, and Thereafter, respectively.

         3.       Insert section 4.0.:

         OAI shall reimburse UNIVERSITY for patenting expenses, for the patents which are the subject of this license agreement, billed after the date of this letter. Reimbursement shall be within sixty (60) days of receipt by OAI of an invoice from UNIVERSITY.

Section 8.1 restricts the use by either party of the name of the other party for use in any commercial promotion. Permission is hereby given for use of the name in a legal Prospectus only to refer to UNIVERSITY for the limited purpose of giving the information that the SLI was invented at UNIVERSITY and that OAI has an exclusive license from UNIVERSITY to commercialize the SLI. No other use is permitted without prior written permission from UNIVERSITY.

These amendments will be effective as of the date when this document is executed below by all parties.

Regards,

Paul G. Lafayatis
Director, Technology Transfer

AGREED AND ACCEPTED:

The Ohio State University Research Foundation

By:  /s/ T.L. Sweeney                              Date:      11/29/93
     ----------------------
Title:  Executive Director
The Ohio State University

By:  /s/ T.L. Sweeney                              Date:      11/29/93
     ----------------------
Title:  Assoc VP - Research
Optical Analytic, Inc.

By:  /s/ James M. McCormick                        Date:      11/29/93
     ----------------------
Title:  President

                  Exhibit B4 to Perkin-Elmer License Agreement

                       AMENDMENT TO SLDI LICENSE AGREEMENT

The License Agreement among Optical Analytic, Inc., The Ohio State Research Foundation and The Ohio State University dated August 26, 1991, as amended to date ( the "License"), is hereby further amended to delete paragraphs 3.2 and
3.3 of the License, effective as of July 10, 1996.

OPTICAL ANALYTIC, INC.

By:      /s/ L. David Tomei
        ----------------------------
         L. David Tomei, President

THE OHIO STATE UNIVERSITY

By:      /s/ Paul G. Lafayatis
        ----------------------------
Its:     Director, Technology Transfer

THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION

By:      /s/ Paul G. Lafayatis
        ----------------------------
Its:     Director, Technology Transfer

                  Exhibit B5 to Perkin-Elmer License Agreement

                       AMENDMENT TO SLDI LICENSE AGREEMENT

         The License Agreement among Optical Analytic, Inc. ("OAI"), The Ohio State Research Foundation ("OSRF") and The Ohio State University ("OSU") dated August 26, 1991, as amended to date ( the "License"), is hereby further amended to delete U.S. Patent No. 4,601,537, titled "APPARATUS AND METHOD FOR FORMING IMAGES AND FOR OPTICAL DEMULTIPLEXING" (the "'537 Patent"), from Schedule A to the License, and thereby from the definition of "Licensed Patent" in Section 1.1 of the License, so that the '537 Patent is no longer licensed to OAI under the License.

         All other provisions of the License shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of August 27, 1996.

OPTICAL ANALYTIC, INC.

By:
        ----------------------------
         L. David Tomei, President

THE OHIO STATE UNIVERSITY

By:
        ----------------------------
Its:     Vice President for Business & Admin.

THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION

By:
        ----------------------------
Its:     Director, Technology Transfer

                  Exhibit C1 to Perkin-Elmer License Agreement

                               US PATENT 5,037,207

                        <=2> GET 1st DRAWING SHEET OF 74

                                  Aug. 6, 1991

                              Laser imaging system

INVENTOR: Tomei, L. David, Columbus, Ohio
Jagadeesh, Jogikal, Columbus, Ohio
Cornhill, Fred, Worthington, Ohio
Chen, Inching, Columbus, Ohio

ASSIGNEE-AT-ISSUE: Ohio State University Research Foundation, Columbus, Ohio

(02)

APPL-N0: 174,977

FILED: Mar. 28, 1988

REL-US-DATA:

   Continuation-in-part of Ser. No. 828,651, Feb. 12, 1986 now abandoned

INT-CL: [5] G01J 3#10

US-CL: 356#444; 250#458.1; 356#344; 356#417

CL: 356;250

SEARCH-FLD: 356#344, 444, 317, 318, 417; 250#458.1, 459.1, 461.1, 461.2

REF-CITED:

                            U.S. PATENT DOCUMENTS

          3,450,455   6/1969      * Landre                         356#444
          3,516,746   6/1970      * Shibata et al.                 356#319
          3,981,590   9/1976      * Perkins                        356#419
          4,107,534   8/1978      * Piltingsrud                    250#368
          4,523,799   6/1985      * Delhaye                        350#6.3
          4,586,781   5/1986      * Gunther et al.                 350#3.7
          4,758,727   7/1988      * Tomei et al.                   250#461.2

                           FOREIGN PATENT DOCUMENTS

            0123942   11/1984     * European Patent Organization
            0155813   9/1985      * European Patent Organization

                              OTHER PUBLICATIONS

Nicoll, F., "Mural Television Display Using Fiber Optics", RCA Technical Notes (RCA TN No. 188, 1958).

Dyer et al., "Vidicon Microscope for Counting Fluorescent Particles", Review of Scientific Instruments, vol. 24, No. 4 (1971), p. 508.

Slomba et al., "A Laser Flying Spot Scanner for Use in Automated Fluorescence Antibody Instrumentation", Journal of the Association for the Advancement of

                       Pat. No. 5037207, *

Medical Instrumentation, vol. 6, No. 3, May-Jun. 1972.

Bussini et al., "A Silicon Rubber Scintillation Compound for Complex Geometry Radiation Detectors", Nuclear Instruments and Methods, No. 2, (1973), pp. 333-335.

"The New FACS 400 Series, FACS 440, FACS 420, FACS 400, Fluorescence Activated Cell Sorting", Becton Dickenson FACS Systems, 1981.

"The FACS Analyzer Fluorescence and Volume Cell Analysis" Brochure, Becton Dickenson FACS Systems, 1982.

Young et al., IEEE Transactions on Biomed. Engineering, BME-29;2, 1983.

Shoemaker et al., IEEE Transactions on Biomed. Engineering, BME-33, 1984.

"Photodigitizing with PDS Microdensitometer Systems" Brochure, Perkin-Elmer, not dated.

"Microdensitometer 3 CS" Brochure, Joyce-Loebl, not dated.

"Microdensitometer 6" Brochure, Joyce-Loebl, not dated.

"EIKONIX Registered TM Applied Research Software and Product Development Feasibility and Impact Studies Automated Instruments" Brochure, EIKONIX Registered TM Corporation, not dated.

"ACAS 470 Workstation" Brochure, Meridian Instruments, Inc., not dated.

"Cytoscan-Cytogenetic Scanning Analyser System" Brochure, Image Recognition Systems, Ltd., not dated.

PRIM-EXMR: Rosenberger, Richard A.

LEGAL-REP: Emch, Schaffer, Schaub & Porcello Co.

ABST:

   A laser imaging system is disclosed which provides the versatility of wide field digital imaging with enhanced spatial resolution and light gathering efficiency. The system will scan targets of any size, dependent only upon the data retrieval and storage limitation of the computer support system, for forward light loss densitometry images as well as fluorescent and forward scatter images. The system is easily adaptable for rare event detection and tracking. The laser system will provide image capture of an entire target within 10 to 60 seconds and controls the scan of the laser beam in three-dimensional pattern and speed. The beam may be repositioned to any one of 16 million locations on a target within an accuracy of + / - 0.5 um. Finally, the imaging system of the present invention utilizes a novel optical fiber based detector assembly having NA values of 0.58-0.95 and filters having less than 15% loss at emission wavelengths. Thus, the imaging system of the present invention can capture from 14% to 32% of total fluorescence emission.

NO-OF-CLAIMS: 11

EXMPL-CLAIM:  <=10>  1

NO-OF-FIGURES: 77

NO-DRWNG-PP: 74

PARCASE:

   This is a continuation-in-part of copending application Ser. No. 828,651 filed on Feb. 12, 1986, now abandoned.

                  Pat. No. 5037207, *

SUM:

BACKGROUND OF THE INVENTION

   The laser imaging system of the present invention is designed to provide a means for rapid quantitative image capture and digitization where requirements for field size, speed, spatial resolution, dynamic range, and low light sensitivity are not adequately provided for by conventional optical imaging devices.

   Specifically, optical devices that incorporate lenses to form a real or virtual image at any point in the system are limited with respect to the target field size, given a particular effective numerical aperture (NA) and spatial resolution. For instance, a microscope provides a means of imaging using lenses of high light gathering power, i.e., high numerical aperture (NA). Typically the value of the NA for an objective lens with 20X is 0.50 (range 0.40-0.75). However, this type of lens is capable of imaging a field of only 3 square millimeters. See for example FIG. 1. If a field of 20 mm x 40 mm is to be imaged (approximately the area of a standard microscope slide), then the maximum effective NA for conventional optical lenses would be approximately 0.04-0.10. For this reason highly sensitive fluorescence measuring devices have incorporated microscopes with high NA lenses equipped with mechanical stages to move the target and effect the wide field scan.

   Gross mechanical translation of targets such as microscope slides is generally slow and subject to maintenance problems related to wear and failure. The ability of mechanical stages to physically move the target is limited by the need for high positioning accuracy which is typically within 0.5 um. Thus, a high precision autostage will have a maximal translation rate of only about 20 mm/second. Other additional complicating factors involved in image capture require that the mechanical stage stop at each field location long enough for the capture device to electronically transfer the image data to some storage form. Thus, these conventional optical devices, when used for high resolution, low light level scans (e.g., immunofluorescence), can require several hours to capture target fields the size of a standard microscope slide.

   If a field of 20 mm x 40 mm is to be imaged, then compromises are necessary when using optical lenses. Wide field imaging with effective numerical apertures of 0.9 or higher has led to complex designs and instruments that require hours for image capture. A significant improvement upon these conventional optical devices is the flying spot scanner. However, the flying spot scanners available today including the most recent laser-induced devices, have a significant problem, which is the simple fact that the focal point of the light beam is fixed. Therefore, for a two dimensional scan, the beam spot is found on a curved surface. Correction for this curvature in the present day flying spot scanner requires the incorporation of cumbersome multisided spinning mirrors of complex design. These mirrors afford little control over the location of the laser beam. Conventional flying spot scanners also move the laser in a preprogrammed ballistic direction. The direction and velocity parameters are preprogrammed and the scan cannot be controlled outside of the programming.

   Another problem associated with the design of a flying spot scanner for use in fluorescence detection or forward scatter detection is the relatively low efficiency light gathering available using conventional design which use lenses for detection. For instance, a design described by Slomba, et al., (J. Assoc.

                  Pat. No. 5037207, *

Adv. Medical Instr., 6:230, 1972) for a flying spot fluorescence detection is capable of capturing less than 1% of the total target emission. This is equivalent to an unacceptable NA of 0.10.

   Imaging systems can be designed for a large variety of applications. Generally, however, the requirements of target field size, NA, and spatial resolution dictate specific structures for specific applications. There is little crossover in design for the varying applications. The imaging system of the present invention overcomes the design limitations of current imaging devices and is easily adaptable to perform a large number of imaging operations.

SUMMARY OF THE INVENTION

   The laser imaging system of the present invention eliminates the need for mechanical translation stages for targets. The system is capable of scanning targets of any size without gross stage movement subject only to the limitations of available data processing and storage capabilities. The imaging provided by the present invention is based not only upon optical density and forward light loss (FLL) densitometry, but light scatter and fluorescence emission as well. The scanning system can also be programmed to scan for rare event detection and tracking, (i.e., the following of a neutron path in a target). The system will provide image capture of an entire target within 10 to 60 seconds and controls the scan of the laser beam in both pattern and speed. The beam spot may be repositioned to any one of 16 million locations on a target within an accuracy of + / - 0.5 um. Finally, the imaging system of the present invention utilizes a novel optical fiber based detector assembly having NA values of 0.58-0.95 and filters having less than 15% loss at emission wavelengths. Thus, the imaging system of the present invention can capture from 14% to 32% of total fluorescence emission.

   The imaging system is easily adaptable to undertake a large variety of imaging applications. The system will perform Clonogenic Assays and cDNA and genomic DNA imaging. The system will perform multiwell plate assays such as a fluorescence assay from any immobilized immunofluorescence assay system. Another application is the imaging of submicron particles based on scatter characteristics. Other applications include the discrimination of plane polarized fluorescence emissions and qualitative and quantitative imaging of those emissions. The imaging system of the present invention will perform neuroautoradiographs yielding quantitative digital images in neutral density or digital color. Yet another application is the migration inhibition assay using multiwell plates for bone marrow transplantation testing. The imaging system of the present invention will perform 3D Interferometry Surface Profiling for non-contact micro-surface quantitative analysis. Another application for the imaging system is the measurement of scatter or density for a cytochemistry analysis of large sample screening.

   The imaging system of the present invention performs opaque gel scanning as well as transparent or semitransparent (i.e., translucent) gel scanning. Scanning densitometry is used to quantitate typical translucent gels such as agarose gels following chemical staining of the DNA, RNA, or protein bound to the gel. However, the high degree of biochemical resolution required for gene sequence analyses has resulted in the development of analytical techniques which involve the electrophoretic transfer of material from translucent separation gels to opaque membranes typically constructed of glass fibers or nylon matrix. The material on these membranes is visualized by introducing a chemical stain to colorimetrically mark the position and amount of the material. The material

                  Pat. No. 5037207, *

can also be labeled with a radioactive marker for subsequent analysis using autoradiographic techniques and additional photosensitive elements such as x-ray film. The membrane matrix prevents the use of conventional optical scanning densitometry techniques because of the high light diffusion and attenuation produced by the matrix. This is comparable to a high resolution image located on a single side of heavy photographic paper. The optical fiber detector assembly of the laser imaging system of the present invention collects all light, from the entire scanned area, emitted at angles up to 90o from the optical axis simultaneously at each and every position of the laser spot and assigns the value of the light intensity to that individual position or pixel. Within seconds, this process is performed several million times and a quantitative digital reproduction is obtained of the image on the surface of the stained membrane, photographic paper, or similar target scanned. Since this differs from simple axial light loss or optical density, it is referred to as Forward Light Loss (FLL) scanning.

   Finally, the imaging system will perform the scanning of fluorescence shadowing and forward scatter fluorescence shadowing through the use of a fluorescent sensor, thus eliminating the problems of measuring the laser spot size and focusing the spot.

   These applications of the present invention are currently known, however, this list is not intended to be limiting upon the range of potential uses for this system.

DRWDESC:

BRIEF DESCRIPTION OF THE DRAWINGS

   FIG. 1 is a graph showing the relationship of the numerical aperture (NA) and target field image size for conventional lenses.

   FIG. 2 is a schematic illustration of the laser imaging system of the present invention.

   FIG. 3 is an illustrative representation of a typical microscope slide and a pattern of laser scanning the slide.

   FIG. 4 is an illustrative representation of the light detection properties of a blunt-cut optical fiber faceplate and a bias-cut optical fiber faceplate.

   FIG. 5 is a schematic illustration of a typical detector assembly as used with the present invention.

   FIG. 6 is a schematic illustration of a detector assembly for use with the present invention in detecting fluorescence and forward light scatter.

   FIG. 7 is a conceptical illustration of the detector assembly of FIG. 6.

   FIG. 8 is a graph showing optical fiber polarimetry for square cross-sectional optical fibers.

   FIG. 9 is an illustrative schematic of the plane polarization by a square cross-sectional optical fiber of fluorescence emissions.

                  Pat. No. 5037207, *

   FIG. 10A is a schematic block diagram of the image memory controller and image memory array for the imaging system of the present invention.

   FIG. 10B is a schematic block diagram of the CRT controller and graphics memory array for the imaging system of the present invention.

   FIG. 11 is a schematic illustration of the light acceptance cone of a bias-cut optical fiber faceplate.

   FIGS. 12A, B, C and D are schematics for the Image Memory Controller of the present invention showing the circuitry for the Memory Request Arbiters and the

Input/Out Access circuitry.

   FIGS. 13A, B, C and D are schematics for the Image Memory Controller of the present invention showing the circuitry for the Memory and the Input/Output Address Decoder.

   FIGS. 14A, B, C and D are schematics for the Image Memory Controller of the present invention showing the circuitry for the Memory Refresh Function and the Interrupt Request Function and Data Transfer Acknowledgement Generation.

   FIGS. 15A, B, C and D are schematics showing the Address Multiplexer circuitry for the Image Memory Controller of the present invention.

   FIGS. 16A and B are schematics showing the Memory Buffers circuitry for the Image Memory Controller of the present invention.

   FIGS. 17A and B are schematics showing the Input/Output registers circuitry for the Image Memory Controller of the present invention.

   FIGS. 18A, B, C and D through 20A, B, C and D are schematics showing the Memory Chip Array circuitry for the Image Memory Array of the present invention.

   FIGS. 21A, B, C and D are schematics showing the Memory Arrays, Address liners, and Control Bus circuitry for the Image Memory Array of the present invention.

   FIGS. 22A, B, C and D are schematics showing the Image Data Shift Register circuitry for the Image Memory Array of the present invention.

   FIG. 23 is a schematic showing the Memory Array circuitry for the Image

Memory Array of the present invention.

   FIGS. 24A, B, C and D are schematics showing the Video Display Generator Interface circuitry for the CRT controller of the present invention.

   FIGS. 25A, B, C and D are schematics showing the Address Decoder, Graphics Memory Interface and Interrupt Request and Acknowledge circuitry of the CRT Controller of the present invention.

   FIGS. 26A, B, C and D are schematics showing the Zoom Control and Look-up Table Circuitry for the CRT Controller of the present invention.

   FIGS. 27A, B, C and D are schematics showing the Memory Chip Array circuitry for the Graphics Memory Array of the present invention.

                  Pat. No. 5037207, *

   FIGS. 28A, B, C and D are schematics showing the Graphics Display and Shift Register circuitry for the Graphics Memory Array of the present invention.

   FIGS. 29A, B, C and D are schematics showing the D/A Converter circuitry for the Graphics Memory Array of the present invention.

DETDESC:

DESCRIPTION OF THE PREFERRED EMBODIMENT

   The laser imaging system of the present invention provides wide field digital imaging with enhanced spatial resolution and light gathering efficiency.

   Referring now to FIG. 2, the optical design used with the imaging system is shown. The primary laser 10, a 25 mW He-Cd, Omnichrome 450X, provides a beam 12 to a beam expander 14 composed of an objective lens and a 50 um spatial filter. The beam 12 exits the beam expander 14 as an input collimated beam 16, 10 mm in diameter. A three dimensional beam position controller 18, manufactured by General Scanning Corp., receives the collimated beam 16.

   The beam expander 14 ensures the utilization of the greatest possible surface area of the mirrors of the beam controller 18. The beam 12 from the laser 10 is too small and the beam expander 14 provides an adjustable spot size from 1 mm to 10 mm according to the needs of the controller 18. The beam expander 14 can be modified optically to take advantage of Bessel Function beam characteristics if desired. Such beam characteristics are evidenced by diminishing diffraction rings which circle around the center spot. The optics of the beam expander 14 can be modified by replacement of the spatial filter with a circular disc to block the high energy diffraction rings. Such a modification focuses the imaging beam to a carefully selected spot size without any unwanted spillover.

   The beam controller 18 includes an imaging lens (not shown) which produces a 2-10 um diameter spot depending on the diameter of the collimated beam 16. Galvanometrically driven mirrors (not shown) incorporated within the beam controller 18 provide for control over the 2-10 um diameter spot in the X, Y and Z axes as the spot is focused on the target plane 20. The beam controller 18 allows for maximum scanning rates up to 100 Hz or an approximate spot vector rate of 800 cm/sec. Each of the three axes of the beam controller 18 are under individual software control which permits any desired scanning or tracking pattern to be performed. Placement of the laser spot is accurate within + / -
0.5 um, thus the laser spot can be fixed on any specified cell in the target 20 area after scanning. Such placement accuracy permits further imaging at a higher resolution and the recording of cell location for further direct examination if desired.

   The 3-D beam controller 18 manufactured by General Scanning, Inc., incorporates independent temperature control on all three main galvanometer drives which maintains the temperature at 40 ( + / - 0.5) degrees C. The upper scanner and lower laser chambers incorporate sensors (not shown) for continuous monitoring of ambient temperature during operation. The He-Cd or Argon-ION laser in the lower chamber is provided with ducted positive ventilation using room air in order to minimize environmental contamination and control the operating temperatures of the optical components.

                  Pat. No. 5037207, *

   As shown in FIG. 4, the imaging system can scan the entire sample area of a microscope slide of prepared cells which will include 5 million to 20 million cells. The system is driven at rates up to 100 Hz, which means that a single line can be scanned in 0.005 seconds. The system can be programmed to perform either vector scans or raster scans equally efficiently. The X and Y steps are variable from 0.6 um to 40 mm in 0.6 um units. To illustrate the effectiveness of this approach to scanning blood smears, the system is capable of detecting a single positive fluorescent cell on a slide area of 400 sq. mm. (which can include as many as 20 million cells), measure the fluorescence emission level (up to 12 bit resolution), and specify the location of the cell within an accuracy of + / - 0.5 um.

   The basic detector assembly 22 is comprised of three basic elements: a high numerical aperture optical fiber faceplate 24; a diffusion assembly 26 and a photomultiplier tube (PMT) 32. The basic diffusion assembly 26 includes flashed opal diffusion filters 30 and an internally reflective cylindrical coupling 28. Two basic configurations of the optical fiber faceplate 24 are utilized dependent on whether the imaging is to be based upon light transmission or fluorescence emission within the target.

   Referring to FIG. 4, laser imaging based upon detection of differences in optical density [i.e., wide angle forward light loss (FLL)] utilizes a blunt-cut high numerical aperture optical fiber faceplate 24 to collect and transmit light to the PMT 28. However, for imaging fluorescence emissions the primary beam is initially blocked on axis by introducing a bias end cut on the optical fibers. Referring to FIG. 11, the acceptance cone of the component fibers is "tipped" by angle B which is related to the bias end cut angle A as follows:

   B = sin< - 1> [(N2/N1) sin A] - A

   where N1 and N2 are the indices of refraction of air and the fiber core respectively. The numerical aperture is not significantly changed when A is approximately 30 degrees and, therefore, the light gathering power of the fibers is not diminished when the incidence angle of the excitation beam remains close to 90o however, the energy at the PMT is reduced more than 99%.

   The PMT 32 is a high gain, low noise unit (Hamamatsu) having a 300-650 nm response (max. 400 nm) typically operated at 600 to 1250 volts. It is critical that transmitted light be diffused uniformly across the 2 inch diameter PMT 32 window to minimize variations in output related to spot position on target plane. This is effectively accomplished by the combination of inherent annular ray rotation at fiber output the optical and the diffusion assembly 26 which includes the cylindrical internally reflective coupling 28.

   Referring now to FIG. 5, the basic detector assembly 22 for standard densitometric imaging of translucent objects by a laser beam is shown. The detector assembly includes a blunt-cut optical fiber faceplate 24 and a diffusion assembly 26 composed of a internal reflectance tube 28 and a pair of flashed opal diffusion filters 30 and a photomultiplier tube 32.

   Referring to FIG. 6, the basic detector assembly 22 is modified by the introduction of a dielectric interference filter 34 designed to transmit forward scatter. The critical angle of the interference filter 34 is matched to the emission cone of the optical fibers, thus eliminating primary light and accepting forward scatter. The interference filter 34 can also be replaced by

                  Pat. No. 5037207, *

a Bragg Diffraction filter which allows for 100% transmission of light with the exception of a narrow band. The Bragg Diffraction Filter has a 10< - 16 > blocking ability.

   When it is desirable to image both fluorescence and forward light scatter the standard blunt-cut fiber faceplate is replaced by a bias-end cut optical fiber faceplate 36 and the interference or dielectric filter 34 as shown in FIG. 6. When it might be desirable to capture images based on optical density and forward light scatter, the interference filter 34 can be placed between the standard blunt-cut fiber faceplate 24 of FIG. 5 and the internal reflecting tube
28. The addition of the interference filter 34 permits the imaging of forward light scatter with both types of optical fiber faceplates.

   Referring to FIG. 7, the concept of using the interference filter 34 to detect forward light scatter is shown. The interference filter 34 can be optically tuned to detect forward scatter of a variety of discrete images having discrete ranges of forward scatter angles. In the special instance where the "exclusion" cone determined by the critical angle of the interference filter 34 exceeds the maximum emission angle of the optical fibers, no light of the primary wavelength passes through to the photomultiplier tube 32. If the interference filter 34 is designed to block only the wavelength of the laser beam and pass other wavelengths, the imaging of laser-excited fluorescence from the scanned target is possible. With the bias-end cut fibers the only light that is propagated to the PMT is scattered laser light from the target and fluorescence emission. Selection of scatter versus fluorescence signals is then determined by the variable diffraction filter characteristics. The forward light scatter angle window is variable and determined by the combination of fiber NA and the characteristics of the filter incorporated in the assembly.

   For the special instances of fluorescence shadowing and forward scatter fluorescence shadowing, the detector assembly 22 is further modified by placing a fluorescence sensor between the interference filter 34 and the diffusion assembly 26. For the process of fluorescence shadowing the interference filter 34 is tuned to pass densitometric images to the fluorescence sensor consisting of a material such as dyed glass which fluorescence at wavelengths accepted by the photomultiplier tube 32. Images are formed by placing the densitometric target over the detector assembly 22 and scanning the target. When it is desirable to perform the process of forward scatter fluorescence shadowing, the interference filter 34 is tuned to pass forward scatter images onto the fluorescent sensor which emits fluorescent signals to the PMT 32. The process of forward scatter fluorescence shadowing has achieved detection resolution of submicron particles in the target in the 0.2-1.0 um range.

   It may be desirable to insert an F-theta collimating lens (not shown) between the beam controller 18 and the target plane 20. Such use of an F-theta lens will eliminate the changing angle of incidence of the beam of light 16 and direct the beam in a perpendicular orientation to the target plane 20 to ensure the accurate propagation of forward light scatter. The Z axis of the beam controller 18 can be preprogrammed to automatically correct for the predictable lack of flatness in the lens field and the resulting non-perfect image.

   An alternative design of the optical fiber faceplate for use in the detection of fluorescence incorporates square optical fibers instead of round optical fibers. Square optical fibers can be used to propagate plane-polarized light by the phenomenon of fluorescence anisotropy.

                  Pat. No. 5037207, *

   The phenomenon of fluorescence anisotropy is the degree to which the fluorescence emission from a target is polarized relative to polarization of the excitation light. Measurement can be accomplished by simply determining the relative intensities of fluorescence emission with electric field vectors parallel and perpendicular to the electric field vector of the incident excitation light. A typical design of an instrument for such a purpose is presented in a paper by S. Kinoshita, T. Fukami, Y. Ido, and T. Kushida, published in Cytometry, Vol. 8, pp. 35-41, 1987. These authors define anisotropy, r, as

   r = (I = - I + )/(I = + 2I + )

   where I = and I + are the fluorescence intensities with electric field vectors parallel and perpendicular to the electric vector of the incident excitation light.

   The improved method makes use of the fact that square optical fibers having light absorbing cladding (i.e., extramural light absorbing material or E.M.A.) possess an unusual property when used to propagate plane-polarized light. As the plane of polarization of input light rotates about the axis parallel to the direction of propagation, the plane of polarization of light exiting the fibers also rotates as expected. However, unlike circular cross section optical fibers, an additional rotation is observed between plus and minus 20-25 degrees. This same phenomenon is observed using fibers without E.M.A., however, the range of differential rotation imparted on the emerging light is reduced to approximately + / - 9 degrees.

   In effect, the use of square optical fibers with E.M.A. provides a novel means of amplifying a rotation in fluorescence emission polarization, or the degradation of polarization relative to excitation light. This is a consequence of the fact that the square optical fibers tend to rotate the plane of polarization in the direction of a plane parallel with either diagonal inscribed within the square core geometry in a manner illustrated in FIG. 8. Therefore, if incident fluorescent light is rotated (e.g., + 7 degrees relative to the excitation beam), the emergent light from the fiber optics will be rotated approximately + 17 degrees as illustrated in FIG. 9. This additional rotation is imparted as a result of the square cross section geometry and is enhanced by the presence of E.M.A.

   Referring now to FIGS. 10A and 10B, a schematic block diagram of the computer support system is shown. The processor board is based on the Motorola 68020 32 bit microprocessor and the 68881 floating point co-processor. It provides data collection at a burst rate of one and a quarter million 12 bit words per second with 256K bytes on board memory accessible with no wait states. A dual-ported memory card, designed to support the image updating via a random port while the display RAM features one megabyte dual-ported memory utilizing 32 64K x 4 video RAM chips, two bit error detection and one bit error correction circuitry is provided. The sequential (video) port features a row-access to the video memory providing four 1024 pixels/line data in the internal buffer. With a newly designed VMEbus display controller board, several display options are provided for in the system: any continuous 8 bit display out of 16 bit video information available per pixel is under software control; two display formats are provided, 512 x 480 and 1024 x 960; B/W and color (true and pseudo) displays are provided; pixel resolution is user selectable 8 to 24 bits; zoom and scroll.

                  Pat. No. 5037207, *

   Referring to FIGS. 12-17, the image memory controller board is VME bus compatible. VME bus is a trademark of Motorola, Inc., and is also known as the IEC821 bus or the IEEE Pio14/DI.O. The VME bus defines an interfacing system used to connect data processing, data storage, and peripheral control devices in a closely coupled hardware configuration. The image memory controller board enables 8, 16 and 32 bit data bus structures. The controller board offers the following functions. A power-up SCRUB function is provided to fill the memory array with Hex value FF. This function is not performed when the board is used as a display memory. The SCRUB is used when the board is used as a conventional memory. An address range-select function is provided and is based on 1M byte blocks located on 1M boundaries. For the 32 bit address configuration the upper 8 bits are fixed in a user programmable PAL. This allows for 16 switch selectable 1M byte ranges using the next lowest four bits. The 1M byte memory is located on a daughter card and is divided into four banks of 256K bytes each. Four fully decoded input/output ports are provided. The input/output ports are located in short address range only (the lower 16 bits), the upper 8 or 16 bits are fixed. The input/output ports provide the following various support functions: they enable and disable the EDC circuitry; they report erroneous addresses; and, they enable and disable the interrupt, overflow, single bit error, multibit error, register clear, bus error, system failure, and diagnosis functions. The memory can interrupt any processer card on the bus if there is a single bit error, multibit error or overflow, provided that the corresponding enabling bit has been activated. This is a vector interrupt (i.e., a vector will be supplied to the host processer during the interrupt acknowledge cycle). The interleaved memory access is supported. Such support makes it possible for 2 memory cards to supply 16 bits two bytes per pixel. All even bytes of the pixel are stored in one memory card and all odd bytes are stored in the other memory card.

   Referring to FIGS. 18-33, the image memory array board connects to the image memory controller board by way of two 60 pin interboard connecters. The image memory array board contains 1M byte of memory divided into four banks. Each bank consists of 8 dual ported video DRAM (Dynamic Random Access Memory) chips (uPD 41264-15). The random access port of the memory is intended for use by the VME bus (processer or DMA). The sequential port is dedicated to the video display circuit. This is an 8 bit per pixel display system although 32 bits are read at a time from the video memory through the sequential port. A shift register stores the 32 bits that are read and then supplies them in groups of eight.

   Referring to FIGS. 24-26, the CRT controller board is also VME bus compatible and has a 16 bit data bus structure accessible through a set of input/output address locations. A 512K byte graphic memory is provided. This memory is organized as a 1K x 1K, 4 bit pixel memory. This organization allows for a color graphics plane where each pixel may have one of eight colors. This design supports two dimensional scrolling, zooming and graphic drawing. The CRT controller board functions as follows. At power up the controller is configured for no scrolling or zooming and the graphics plane is disabled. The input/output address is selectable from several ranges. The bit-0 of each graphics nibble is used to enable or disable an individual pixel. The remaining 3 bits are used to turn on or off the 3 primary colors of the color monitor system. This provides for 8 color combinations per pixel. Each color channel is driven by a digital/analog converter with an internal look-up table (256 x 8 bits). This table can be used for pseudo color displays of the image stored in memory or for certain primitive image processing algorithms. The designed display system board provides 8 bits per channel. Up to three 8 bit image plane boards may provide the input to the display system board. Therefore, 1-3 image plane boards may

                  Pat. No. 5037207, *

be used with a single display system board. The three cases are treated as follows: in an 8 bit black and white system using one image plane board the same 8 bits are used as input to the look-up tables of the red, green and blue D/A converters. If two image plane boards are used, the 16 bits per pixel and special programming hardware is provided to allow the user to chose any contiguous 8 bits for display. In the case of the three image plane boards, the overall system becomes a true color system with each image plane board providing its 8 bits to an individual color channel.

   Vertical scrolling may be achieved on an every other line basis. The system is designed for interlace display and horizontal scrolling is provided for every 4 pixels due to the imaging memory organization. Image zooming is accomplished by duplication of pixels. The zooming factor is from 2 to 16. Graphics drawing is supported directly by a Hitachi video display controller (HD63484-8). Various drawings such as line, circle, ellipsis, etc., are command driven.

   Referring to FIGS. 27-29, the graphics memory array board is connected to the CRT controller board by way of two 60 pin interboard connectors. The graphics memory array board consists of 512K bytes of DRAM memory for the graphics display. This board accepts three 8 bit video data channels, displaying the information on a CRT by using three AM8151 video D/A converters. A circuit is provided to handle any of the three special cases regarding the number of video channels. A combination circuit is provided which mixes the video (image) and graphics display information together for display. Both the video (image) and graphics can be enabled/disabled without interfering with each other.

   The above description of the preferred embodiment is intended for illustrative purposes and is not intended to be limiting upon the scope and content of the following claims.

CLAIMS: We claim:

   [*1]   1. An improved laser imaging apparatus comprising, in combination:

   means for generating a coherent beam of light;

   means for securing a target in a fixed position;

   a beam controller for receiving and directing such coherent beam of light into the target in a desired position to position pattern and at a desired rate of travel;

   control means for determining the pattern and rate of travel of such beam;

   an optical fiber faceplate having a selected emission cone for collecting light emission transmitted from such target;

   a dielectric interference filter having a critical angle matched relative to such emission cone of said optical fiber faceplate for receiving and blocking such beam of light and accepting all forward scatter from said faceplate;

   means for receiving and filtering such forward scatter from said dielectric filter;

                  Pat. No. 5037207, *1

   means for receiving such filtered forward scatter and generating signals as a function of the intensity and location of the forward scatter received; and

   means for receiving such signals and generating a visual display as a function of the intensity and location of such light emission.

   [*2] 2. The imaging apparatus of claim 1, wherein said dielectric interference filter is a Bragg Diffraction filter.

   [*3] 3. The imaging apparatus of claim 1, wherein said beam controller has X, Y coordinate scanning capability with a simultaneous Z coordinate correction to cause such beam to have a topographical field of focus in the plane of the target.

   [*4]   4. An improved laser imaging apparatus comprising, in combination:

   means for generating a coherent beam of light;

   means for securing a target in a fixed position;

   a beam controller for receiving and directing such coherent beam of light into the target in a desired position to position pattern and at a desired rate of travel;

   control means for determining such pattern and rate of travel of such beam;

   a blunt-cut optical fiber faceplate having a selected emission cone and having a selected acceptance angle of a high numerical aperture to capture differences in the optical density of such light emission being transmitted from the target;

   a dielectric interference filter having a critical angle matched relative to such emission cone of said optical fiber faceplate for accepting and transmitting light emission based on optical density and forward scatter;

   means for receiving and filtering such light transmitted from said dielectric interference filter;

   means for receiving such filtered light and generating signals as a function of the intensity and location of the light received; and, means for receiving such signals and generating a visual display as a function of the intensity and location of such light emission.

   [*5] 5. The imaging apparatus of claim 4 further including a fluorescent sensor located between said dielectric interference filter and said filter means, said fluorescent sensor receiving light emission from said dielectric interference filter and creating fluorescent shadow images from said light emission.

   [*6] 6. The imaging apparatus of claim 4, wherein said beam controller has X, Y coordinate scanning capability with a simultaneous Z coordinate correction to cause such beam to have a topographical field of focus in the plane of the target.

                  Pat. No. 5037207, *6

   [*7]   7. An improved laser imaging apparatus comprising, in combination:

   means for generating a coherent beam of light;

   means for securing a target in a fixed position;

   a beam controller for receiving and directing such coherent beam of light into the target in a desired position to position pattern and at a desired rate of travel;

   control means for determining such pattern and rate of travel of such beam;

   an optical fiber faceplate having a selected emission cone for collecting light emission transmitted from the target, said optical fibers of said faceplate being of a square cross section to propagate plane polarized light through fluorescence anisotropy;

   filter means for receiving and filtering such light collected by said faceplate;

   means for receiving such filtered light and generating signals as a function of intensity and location of the light received; and,

   means for receiving such signals and generating a visual display as a result of the intensity and location of such light emission.

   [*8] 8. The imaging apparatus of claim 7, wherein said cross sectional optical fibers include extramural light absorbing material, said material enhancing the ability of said square optical fibers to propagate plane polarized light.

   [*9] 9. The imaging apparatus of claim 7, wherein said beam controller has X, Y coordinate scanning capability with a simultaneous Z coordinate correction to cause such beam to have a topographical field of focus in the plane of the target.

   [*10]   10. An improved laser imaging apparatus comprising, in combination:

   means for generating a coherent beam of light;

   means for securing a target in a fixed position;

   a three-dimensional beam controller for receiving and directing such coherent beam of light into the target in a desired position to position pattern and at a desired rate of travel, said beam controller having X, Y coordinate scanning capability with a simultaneous Z coordinate correction to cause such beam to have a topographical field of focus in the plane of the target;

   control means for determining the three-dimensional pattern and rate of travel of such beam;

   a bias-cut optical fiber faceplace having a selected acceptance angle to block any light being transmitted from the target which is outside of such acceptance angle and capture any other light emission from the target which is within such specified acceptance angle;

                  Pat. No. 5037207, *10

   a dielectric interference filter having a critical angle matched relative to said selected acceptance angle of said bias-cut optical fiber faceplate to accept and transmit submicron light emission based on fluorescence and forward light scatter while blocking such beam of light;

   means for receiving and filtering such submicron emission from said dielectric interference filter;

   means for receiving such filtered submicron emission and generating signals as a function of the intensity and location of the fluorescence and forward light scatter comprising such submicron emission; and

   means for receiving such signals and generating a visual display as a function of the intensity and location of such images.

   [*11] 11. The imaging apparatus of claim 10 further including a fluorescent sensor for receiving such fluorescence and forward scatter submicron emission from said dielectric interference filter and creating fluorescent shadow images in the 0.2-1.0 um range.

                         FIGURES TO PATENT NO. 5,037,207

 [FIG. 1 is a graph showing the relationship of the numerical aperture (NA) and target field image size for conventional lenses.]

 [FIG. 2 is a schematic illustration of the laser imaging system of the present invention.]

 [FIG. 3 is an illustrative representation of a typical microscope slide and a pattern of laser scanning the slide.]

[FIG. 4 is an illustrative representation of the light detection properties of a blunt-cut optical fiber faceplate and bias-cut optical fiber faceplate.]

[FIG 5. is a schematic illustration of a typical detector assembly as used with the present invention.]

  [FIG. 6 is a schematic illustration of a detector assembly for use with the present invention in detecting fluorescence and forward light scatter.]

   [FIG. 7 is a conceptical illustration of the detector assembly of FIG. 6.]

[FIG. 8 is a graph showing optical fiber polarimetry for square cross-sectional optical fibers.]

   [FIG. 9 is an illustrative schematic of the plane polarization by a square cross-sectional optical fiber of fluorescence emissions.]

[FIG. 10A is a schematic block diagram of the image memory controller and image memory array for the imaging system of the present invention.]

[FIG. 10B is a schematic block diagram of the CRT controller and graphics memory array for the imaging system of the present invention.]

[FIG. 11 is a schematic illustration of the light acceptance cone of a bias-cut optical fiber faceplate.]

  [FIGS. 12A, B, C and D are schematics for the Image Memory Controller of the present invention showing the circuitry for the Memory Request Arbiters and the
                          Input/Out Access circuitry.]

  [FIGS. 13A, B, C and D are schematics for the Image Memory Controller of the present invention showing the circuitry for the Memory and the Input/Output
                               Address Decoder.]

  [FIGS. 14A, B, C and D are schematics for the Image Memory Controller of the present invention showing the circuitry for the Memory Refresh Function and the
    Interrupt Request Function and Data Transfer Acknowledgment Generation.]

[FIGS. 15A, B, C and D are schematics showing the Address Multiplexer circuitry for the Image Memory Controller of the present invention.]

  [FIGS. 16A and B are schematics showing the Memory Buffers circuitry for the
               Image Memory Controller of the present invention.]

[FIGS. 17A and B are schematics showing the Input/Output registers circuitry for the Image Memory Controller of the present invention.]

[FIGS. 18A, B, C and D through 20A, B, C and D are schematics showing the Memory
   Chip Array circuitry for the Image Memory Array of the present invention.]

[FIGS. 21A, B, C and D are schematics showing the Memory Arrays, Address liners, and Control Bus circuitry for the Image Memory Array of the present invention.]

  [FIGS. 22A, B, C and D are schematics showing the Image Data Shift Register circuitry for the Image Memory Array of the present invention.]

[FIG. 23 is a schematic showing the Memory Array circuitry for the Image Memory
                        Array of the present invention.]

   [FIGS. 24A, B, C and D are schematics showing the Video Display Generator
     Interface circuitry for the CRT controller of the present invention.]

  [FIGS. 25A, B, C and D are schematics showing the Address Decoder, Graphics Memory Interface and Interrupt Request and Acknowledge circuitry of the CRT
                     Controller of the present invention.]

[FIGS. 26A, B, C and D are schematics showing the Zoom Control and Look-up Table
          Circuitry for the CRT Controller of the present invention.]

 [FIGS. 27A, B, C and D are schematics showing the Memory Chip Array circuitry for the Graphics Memory Array of the present invention.]

  [FIGS. 28A, B, C and D are schematics showing the Graphics Display and Shift Register circuitry for the Graphics Memory Array of the present invention.]

 [FIGS. 29A, B, C and D are schematics showing the D/A Converter circuitry for the Graphics Memory Array of the present invention.]

                  Exhibit C2 to Perkin-Elmer License Agreement

                               US PATENT 4,877,966

                         <=2> GET 1st DRAWING SHEET OF 14

                                  Oct. 31, 1989

             Method and apparatus for the measurement of low-level
                           laser-induced fluorescence

INVENTOR: Tomei, L. David, Dublin, Ohio
Cornhill, Fred, Worthington, Ohio
Jagadeesh, Jogikal, Columbus, Ohio
Boninger, Michael, Columbus, Ohio

DISCLAIMER: Jul. 19, 2005

ASSIGNEE-AT-ISSUE: Ohio State University Research Foundation, Columbus, Ohio
(02)

APPL-N0: 150,293

FILED: Jan. 29, 1988

REL-US-DATA:
   Division of Ser. No. 828,694, Feb. 12, 1986

INT-CL: [4] G01J 3#10

US-CL: 250#458.1; 250#461.2

CL: 250

SEARCH-FLD: 250#458.1, 459.1, 461.2, 461.1; 350#96.27, 527

REF-CITED:

                            U.S. PATENT DOCUMENTS

          3,450,455   6/1969      * Landre
          3,516,746   6/1970      * Shibata et al.
          3,981,590   9/1976      * Perkins
          4,107,534   8/1978      * Piltingsrud                    25#368
          4,523,799   6/1985      * Delhaye                        250#527
          4,758,727   7/1988      * Tomei et al.                   250#458.1

                           FOREIGN PATENT DOCUMENTS

            0123942   7/1984      * European Patent Organization   250#327.2
            0155813   9/1985      * European Patent Organization   250#368

                              OTHER PUBLICATIONS

Bussini, et al., "A Silicon Rubber Scintillation Compound for Complex Geometry Radiation Detectors", Nuclear Instruments and Methods, No. 2, (1973) pp. 333-335.

Dyer, et al., "Vidicon Microscope for Counting Fluorescent Particles", Review

                  Pat. No. 4877966,*

of Scientific Instruments, vol. 42, No. 4 (1971) p. 508.

Nicoll, F., "Mural Television Display Using Fiber Optics", RCA Technical Notes (RCA TN No. 188 (1958).

"The FACS Analyzer Fluorescence and Volume Cell Analysis" Brochure, Becton Dickenson FACS System, 1982.

"The New FACS Series, FACS 440, FACS 420, FACS 400, Fluorescence Activated Cell Sorting", Becton Dickenson FACS Systems, 1981.

"Photodigitizing with PDS Microdensitometer Systems" Brochure, Perkin-Elmer, not dated.

"Microdensitometer 3CS" Brochure, Joyce-Loebl, not dated.

"Microdensitometer 6" Brochure, Joyce-Loebl, not dated.

"EIKONIX Registered TM Applied Research Software and Product Development Feasibility and Impact Studies Automated Instruments" Brochure, EIKONIX

Registered TM Corporation, not dated.

"ACAS 470 Workstation" Brochure, Meridian Instruments, Inc., not dated.

PRIM-EXMR: Howell, Janice A.

ASST-EXMR: Hanig, Richard

LEGAL-REP: Emch, Schaffer, Schaub & Porcello Co.

ABST:

   A method and apparatus for measuring low-level laser-induced fluorescence are disclosed. A laser is used to produce a coherent beam of light which is sequentially passed through a beam expander, iris diaphragm, focusing lens and three-dimensional scanner before being focused onto a rigidly mounted target. A computer is used to predeterminately control the pattern and the rate at which the scanner passes the beam of light over the target. The light transmitted onto the target induces fluorescent light in the target. The fluorescent light is sequentially gathered by a biased cut optical fiber member and directed into a photomultiplier tube where the intensity of the fluorescent light is measured. The intensity data is then digitized and recorded by the computer as a function of the coordinates of each preprogrammed point location of the beam impinging upon the target. This data is used to produce an image of all or a portion of the target on a visual monitor. In addition, the data can be recalled and used for further analysis of the target.

NO-OF-CLAIMS: 26

EXMPL-CLAIM:  <=9>  1

NO-OF-FIGURES: 18

NO-DRWNG-PP: 14

PARCASE:

   This is a divisional of copending U.S. application Ser. No. 828,694 filed on 2/12/86.

SUM:

                  Pat. No. 4877966, *

BACKGROUND OF THE INVENTION

   The present invention relates a method and apparatus for the measurement of low-level laser-induced fluorescence in the field of cytofluorometry. Cytofluorometry has been greatly enhanced with the development of fluorescence dyes that are specific for deoxyribonucleic acid (DNA). These dyes permit the determination of the ratios of total DNA present in a cell population and, since the total amount of DNA doubles as a cell progresses through its proliferation cycle, the distribution of cell cycle positions that existed in a cell population is easily determined statistically. This is based upon the fact that, within necessary tolerances, the amount of dye bound to a cell is directly proportional to the amount of DNA present.

   Fluorescence is the emission of light whose wavelength is different from that used to induce or excite the molecule of dye. Therefore, common fluorescence techniques require that the dye bind specifically to some component which is to be measured such as DNA. Such specificity is obtained by structurally modifying the dye molecule or coupling a dye molecule to another molecule that has the required specificity of binding. Another technique which utilizes fluorescence emission is based upon other properties of some dye molecules. When these molecules are in an aqueous environment, their fluorescence characteristics are distinctly different from that obtained in a hydrophobic environment. Since all biological membranes have hydrophobic regions, the amount and kind of fluorescence obtained following staining is related to the structural state of that membrane.

   Several analytical techniques have been developed which exploit these various properties of fluorescent dyes. These techniques include photobleaching, fluorescence quenching, and shifts in fluorescence emission spectra. Problems are continuously encountered with these various techniques in that total fluorescence per cell, following any general technique with any particular dye, varies markedly and the variation is not quantitated for the expressed purpose of defining the degree or nature of cell cooperativity in a coordinating, interacting, cell mass.

   Another fluorescence technique, stereological computer assisted cytofluorometry (SCAC) provides for the measurement of laser-induced cellular fluorescence in a cell or tissue mass (e.g. monolayer cell cultures or tissue sections). Dependent upon the nature of the fluorescent dye employed, the cellular response-density distribution profile will provide data of profound theoretical as well as practical significance. SCAC provides a technique for the quantitation of cell behavior and responses to drugs within the context of the cell mass or tissue. This has led to the development of new pharmacological parameters and is expected to lead to more refined and sophisticated parameters with which to study drug actions in the fields of cancer diagnosis, chemoprevention and chemotherapy, environmental and forensic toxicology, as well as basic biological sciences.

   Currently there are two basic apparatuses for performing cytofluorometric studies. A fluorescence microscope such as the FACS TM series analyzer manufactured by Becton Dickinson provides observation of cells contained in a culture dish. The fluorescence microscope is highly accurate when analyzing a small area but cannot measure cell groupings larger than a culture dish without destroying the spatial relationship of cells. The second apparatus, a Flow Cytometer is designed to provide observation for a large number of cells, but

                  Pat. No. 4877966, *

the cells must be in suspension, thereby eliminating any possibility of obtaining spatial data. The CYTOFLUOROGRAF system from the Ortho Instruments Corporation is an example of a flow cytometer. The flow cytometer provides highly accurate information on the frequency distribution of fluorescence intensity in a randomly dispersed cell populations. However, no information is provided regarding the spatial relationship that may exist between cells in the tissue, tumor or culture prior to dispersal and staining.

   Interpretation of frequency distributions of fluorescence intensity is seriously hampered by the fact that the response of the original cell population is rarely spatially homogenous. Heterogeneity of cell identity, morphology and drug responsiveness is commonly observed but not considered in current cytofluorometric analytic techniques. However, population heterogeneity is regarded by biologists as being an inherent quality of coordinating cell populations found in all animal tissues, tumors, primary cell cultures, and in rudimentary form, laboratory cell lines. The present invention, method and apparation, provides the ability to observe large areas of tissue, while maintaining full spatial relationships without the need for any special preparation.

SUMMARY OF THE INVENTION

   The present invention relates a method and apparatus capable of rapid wide-field scanning of low-level laser induced fluorescence of tissue sections, cell cultures, and other biological materials, while maintaining high spatial resolution. The method and apparatus of the present invention measures off-axis fluorescence. The fluorescence measurements permits full digitalization of images with 16 bit precision for 2-4 x 10<6> pixels. The target area scanned are greater than 25 cm<2> with a resolution of 5-10 mu m and the scanning time is between 1 and 6 seconds dependent upon computer processing and storage limitations. The SCAC methodology, provides for the acquisition of information from a large number of individual cells as does flow cytofluorometry. However, in addition to individual cell responses, the present invention will provide highly accurate information regarding the spatial distribution of those cells within the total population. This is of particular importance in the areas of tumor biology, pathology and early detection of abnormal cells in tissues and organs. The SCAC design of the present invention provides for analysis of large cell numbers in vitro with high spatial precision.

   The apparatus of the present invention incorporates an optical fiber taper for high efficiency light gathering and transmission to a highly sensitive detector. The properties of the fibers can be exploited to shift the detector offaxis. This apparatus of the present invention makes use of two fiber properties: tapered fiber transmission and biased cut deflection. Further, extra-mural absorption material are added to provide further attenuation of off-axis incident laser light. The method and apparatus of the present invention will be further understood by the following description of the preferred embodiment with reference to the following figures.

DRWDESC:

BRIEF DESCRIPTION OF THE DRAWINGS

   FIG. 1 is a block diagram of a scanning device according to the present invention.

                  Pat. No. 4877966, *

   FIG. 2 is an exemplary view of a scanning pattern of a translucent object with a scanning device according to the present invention.

   FIG. 3 is a block diagram of the electronic interface used to control the various components of a scanning device according to the present invention.

   FIG. 4 is a block diagram showing an alternate embodiment of the fiber optic bundle as used with a scanning device according to the present invention.

   FIG. 5 is a flowchart representing the scanning program by which the present invention operates.

   FIG. 6a is an exemplary view of a biased cut optical fiber faceplate.

   FIG. 6b is an exemplary view of a biased cut tapered optical fiber faceplate.

   FIG. 7 is a schematic showing an analogue to digital convertor board as used in the present invention.

   FIG. 8 is a schematic showing the clock circuitry as used in the present invention.

   FIG. 9 is a schematic showing the low-order Address but Interface circuitry as used in the present invention.

   FIG. 10A, B is a schematic showing the DMA/Versabus Interface circuitry as used in the present invention.

   FIG. 11 is a schematic showing the DMA data path circuitry as used in the present invention.

   FIG. 12 is a schematic showing the timer interface circuitry as used in the present invention.

   FIG. 13a is a schematic showing the 1.5 volt local voltage source as used in the present invention.

   FIG. 13b is a schematic showing the Power-On Clear circuitry as used in the present invention.

   FIG. 14A, B is a schematic showing the board select logic as used in the present invention.

DETDESC:

DETAILED DESCRIPTION OF THE PREFERRED EMBODIMENT

   The present invention relates to a method and apparatus for the off-axis detection of laser-induced fluorescence. Referring to FIG. 1, there is shown a block diagram of the components of a scanning device 10 according to the present invention. The scanning device 10 uses coherent light to scan a object or target
12. In the preferred embodiment, the components of the device 10 include; a tuneable laser 14, a beam expander 16, an iris diaphragm 18, a focusing lens 20, a three-dimensional scanner 22, a target mount 24, a fiber optic faceplate having a bias cut 26, a diffusion member 28, a photomultiplier tube 30, a

                  Pat. No. 4877966, *

programmable computer with memory 32 and a visual monitor 34. Together, these components provide for rapid scanning of translucent targets to yield high resolution, wide-field fluorescence analyses of a large number of cells in vitro, with high spatial precision.

   The means for generating the coherent beam of light is a laser 14. It is desirable that the laser 14, shown in FIG. 1 emit a coherent polarized beam of light 15 having a wavelength in the range of 350 to 540 nanometers. The light beam 15 exiting the laser 14 is approximately 1 millimeter in width, which is too small to be used effectively by the reflecting mirrors within the scanner
22. Therefore, the present invention provides a beam expander 16 which receives the laser beam 15 and enlarges the size of the beam 15 to ensure utilization of the greatest possible surface area of the reflecting mirrors within the scanner
22. The preferred beam expander 16, as shown in FIG. 1, is a Buschnell variable beam expander having a magnification power range of 9 x to 30 x . In the preferred embodiment, the beam expander 16 is adjustable to expand the beam size through a range from 1 millimeter to 10 millimeters.

   As an alternative to the use of a variable beam expander, a single power beam expander may also be used with Applicants' invention. In such cases an iris diaphragm 18 is included to receive the expanded beam 15 from the single power beam expander. The iris diaphragm 18, also known as a field iris, is intended to vary the diameter of the beam 15 input to the focusing lens 20 and the scanner 22, thus varying the spot size on the target 12. Consequently, the iris diaphragm 18 is used to more finely tune the size of the beam of light 15.

   Referring now to FIG. 1, the beam of light 15 is exiting the beam expander 16 or iris diaphragm 18 is passed through the focusing lens 20 which focuses the beam of light 15 on the target 12. Together, the beam expander 16/iris diaphragm 18 and focusing lens 20 permit the beam of light to be focused to a spot of predetermined dimension at the target plane of the translucent target 12.

   In the preferred embodiment, the light received by the focusing lens 20 is a gaussian columnated coherent beam of light. Using this assumption, the final spot size upon the target 12 is diffraction limited and governed by the following equation:

   d = 4F lambda / pi D, TM (1)

   ,
   wherein

   d = spot size

   F = focal length of focusing lens

    lambda = wavelength of the light

   D = aperture of input beam to focusing lens

   According to equation (1), the proper selection of the focal length (F) of the focusing lens 20, the wavelength ( lambda ) of the coherent light beam 15, and the aperture (D) of the input beam to the focusing lens 20, will allow for the size of the beam spot (d) on the target 12 to be varied as desired. The

                  Pat. No. 4877966, *

smallest available spot size is approximately one micron. Thus, the present invention is capable of scanning at a variety of intervals with the smallest being a one micron interval.

   The focused beam of light 15 exiting the focusing lens 20 is received by the three-dimensional scanner 22 which operates to control the passing of the light beam 15 over the target 12. The scanner 22 as shown in FIG. 1 is manufactured by General Scanning, Inc. and uses computer controlled mirrors to pass the focused beam of light 15 back and forth across the target 12. The scanner 22 is capable of scanning an area of any size, up to 20 millimeters by 40 millimeters, while operating at a raster rate of up to 20 Hz or a vector rate of up to 280 mm/sec. Computer controlled drive motors cause the mirrors of the scanner 22 to move such that the scanner 22 has accurate X and Y coordinate scanning capabilities with a simultaneous Z coordinate correction to yield a beam of light 15 with a flat field of focus. If desired, the Z coordinate of the scanner 22 can be programmed to coordinate with an uneven topographical field of focus on the target 12.

   The scanner 22 passes the focused coherent beam of light to the target 12, thereby inducing fluorescence in a predetermined pattern and at a predetermined rate set by the computer 32 so that data is obtained as to the intensity of the fluorescence at differing points on the target 12. At precise predetermined points during the scanning process, the intensity of the light is measured by the photomultiplier tube 30 and recorded by the computer 32 as a function of location of the beam 15 on the target 12. By taking successive point measurements of the intensity of the fluorescence and relating them back to the location data in the computer 32, the data is used to analyze the target 12 or recreate a visual image of the target 12 on a visual monitor 34.

   The target 12 is scanned over a very large series of points using a back and forth pattern as shown in FIG. 2. The X, Y coordinates and the rate of scanning are predetermined and programmed through the computer 32. The scanning program is individually drawn to the specifics of the application. The flowchart for the scanning program is shown in FIG. 5. At each scanning point, the fluorescence intensity is measured and recorded as a function of the X, Y coordinates of the beam. For example, the scanner 22 would be programmed to scan the target 12, as shown in FIG. 2, in a sequential pattern over the following (X,Y) coordinates:
(1,1), (1,2), (1,3), (1,4), (2,4), (2,3), (2,2), (2,1), (3,1), (3,2), (3,3),
(3,4), (4,4), (4,3), (4,2) and (4,1). The intensity of the fluorescence being excited at each of the scanning points is measured by the photomultiplier tube 30 in terms of analogue data. The analogue data for each scanning point is then digitized by the computer 32 and recorded as a function of the X,Y coordinates of that particular scanning point.

   The present invention utilizes a three-dimensional scanner, such as that manufactured by General Scanning, Inc. The use of such a scanner provides in that the target mount 24 is stationary, thereby eliminating wobble and jitter experienced with moving target mounts. Due to the minute size of the focused beam spot on the target 12 and the large amount of point data being taken, it is important that the target 12 be rigidly mounted in a fixed position on the target mount 24 to maintain the proper focusing, depth of field, and spot size.

   Positioned directly below the target mount 24 and thus below the target 12 itself is a fiber optic faceplate 26 which is used in conjunction with a diffusion member 28 to increase the efficiency of the highly sensitive

                  Pat. No. 4877966, *

photomultiplier tube 30. The sensing surfaces of photomultiplier tubes are characteristically nonuniform. The fluorescent light transmitted by the target 12 is minute in the form of a narrow columnated beam. If this beam were received by the photomultiplier tube 30, variations in the recorded intensity of the beam would occur as a result of variations in the location at which the narrow columnated light beam strikes the sensing surface of the photomultiplier tube
30. Therefore, the present invention utilizes the fiber optic faceplate 26 to gather as much light as possible and the diffusion member 28 spreads the light beam broadly as possible to achieve full use of the photomultiplier tube 30.

   One of two types of fiber optic faceplates 26 may be used with the present invention, depending upon the size of the window of the photomultiplier tube 30. When the window of the photomultiplier tube 30 is comparable in size to the target 12, then a flat disk-type faceplate, as shown in FIGS. 1 and 2, is used. When the scanning area of the target 12 is larger than the window of the photomultiplier tube 30, a tapered or frustoconical shaped fiber optic faceplate 26A, such as shown in FIG. 4, is used. The use of such fiber optic faceplates presents a marked improvement over prior art systems in which lenses are relied upon to gather and direct the light beam. The light gathering or flux-carrying capacity of the optical fibers within the taper 26A as used with the present invention is 10 to 70 times higher than that of standard optical lenses. The relative increase in light gathering capacity is numerically equal to the ratio of the squares of the numerical apertures. The effective numerical aperture of a typical lens capable of imaging a target area of at least several square millimeters is 0.10 to 0.20 as compared with optical fibers which have nominal numerical aperture values of greater than 0.60. Therefore, the use of optical fibers in conjunction with highly sensitive photomultiplier tubes 30 produces a marked advantage over instrument designs incorporating optical lens systems and/or solid-state light detectors.

   The fiber optic faceplate 26 is biased cut at a angle alpha , preferably 30o. Referring to FIG. 6, the bias cut on the optical fiber faceplate 26 is shown as angle alpha and the acceptance angle of the fiber optic faceplate 26 is deflected by angle beta . This provides a total deflection by angle beta or shift of the acceptance angle theta which comprises the acceptance cone of the fiber optic bundle. If laser light is shown onto a fiber outside of the acceptance cone, the amount of light transmitted along the length of the fiber will be severely limited. Thus, the present invention provides a fiber optic faceplate 26 having a bias cut such that light hitting perpendicular to the face of the fibers will not be in the acceptance cone. In this manner, a light source hitting perpendicular to the surface will be attenuated while excited fluorescence or scattered light may enter the acceptance cone. The bias cut fiber optic system of the present invention is capable of gathering 30% of the excited fluorescence from the target being scanned, as compared with current technology in which only 2% of the excited fluorescent light is gathered.

   The optical fibers in the faceplate 26 also function as the first stage for light diffusion. Optical fibers will gather light from all angles within the acceptance cone. Upon exit from the faceplate 26 this light is rotated about a solid angle through which the intensity is uniformly distributed. This optic fiber property thus enhances the light scattering efficiency of the diffusion member 28.

   Further attenuation of the light is accomplished by insertion of neutral density filters 27 between the fiber optic faceplate 26 and the diffusion

                  Pat. No. 4877966, *

member 28. In the preferred embodiment, a 620 nanometer filter is incorporated in order to eliminate the normal fluorescent room lighting, thus permitting operation of the instrument without extensive light protection. Further, a barrier filter (not shown) may be incorporated at this point to absorb light at the excitation wavelength while transmitting light at the fluorescent wavelength.

   The diffusion member 28, shown in FIG. 1, is an open-ended hollow elongated member with a reflective interior surface. Such a member can be constructed of an open-end box using mirrored glass for the interior surface. Alternatively, milk glass may be used as the diffusion member 28. The primary functions of the diffusion member 28 are two-fold. First, the diffusion member 28 blocks out any remaining ambient light which will affect the intensity readings of the photomultiplier tube 30. Secondly, the diffusion member 28 allows the transmitted light to diffuse within its confines to more fully utilize the window of the photomultiplier tube 30 and thus yield more accurate results.

   After the fluorescent light transmitted from the target 12 is directed to the photomultiplier tube 30 by the fiber optic faceplate 26 and diffusion member 28, the photomultiplier tube 30 detects and measures the fluorescence levels. The photomultiplier tube 30 is in turn linked to the computer 32 so that data obtained by the photomultiplier tube 30 regarding the intensity of the light is fed into the computer 32.

   Once the device 10 is activated and scanning of the target 12 begins, the output of the photomultiplier tube 30 is sampled by the computer 32 as often as desired. The electrical signals relating the intensity of the fluorescent light are converted from analogue to digital values by the computer 32 for storage purposes. Using the preprogrammed position data and the stored intensity values, the computer 32 can provide a realtime pictorial reconstruction of the target 12 on a visual monitor 34. The capacity of the computer 32 to rapidly store the highly detailed data being viewed makes it possible to depict the entire area of the target 12 on the visual monitor as well as focus on particular points of interest by providing enlarged viewing of select portions of the target 12.

   Referring now to FIG. 3, an interface is provided to collect the analogue intensity data output of the photomultiplier tube 30 and convert the data into digital form for the versabus-based computer 32. The interface 33 communicates with the computer 32 through direct memory access (DMA) with a minimum instantaneous transfer rate of 100,000 picture elements (pixels) per second. The interface 33 of the present invention is composed of five main subsystems including: an analogue-to-digital (A/D) converter 36 as shown in FIG. 7; a set of buffers and latches 38; bus interface logic 40 as shown in FIGS. 9, 10; a DMA controller 42 as shown in FIG. 11; and a system timing controller 44 as shown in FIG. 12. The DMA controller 42 and system timing controller 44 are used to properly operate the A/D converter 36, the set of buffers and latches 38 and the bus interface logic 40.

   Referring now to FIG. 7, the A/D converter 36 transforms the image data signals which are received from the photomultiplier tube 30 into a digital form which is understandable by the host computer 32. The buffers change the voltage of the signals to a level which is compatible with the host computer 32 while the latches store the transformed data until it is efficient for the computer 32 to accept them.

                  Pat. No. 4877966, *

   Referring now to FIG. 11, the DMA controller 42 and the bus interface logic 40 of FIGS. 9 and 10 store and control information about the flow of the data to the computer 32 so that the computer 32 receives the data only when it is able to accept the information. The system timing controller 44 of FIG. 12 ensures that the proper number of pixels are placed into the memory 46 of the computer
32. In addition, the system timing controller 44 generates all the needed signals for the A/D converter 36.

   Since the A/D converter 36 outputs emitter coupled logic (ECL) compatible signals, level shifters are required to provide transistor-transistor logic
(TTL) signals. These signals are tied directly to a combination bus buffer/latch chips. The conversion timing is derived from a 1 MHz crystal feeding an AM9513 timing controller. It should be noted that higher frequency crystals may be used. The timing controller is started by means of an enable convert signal which can be generated by the host computer 32 under user control, or by a signal external to the board. The timing controller 44 generates the convert and latch signal, and also terminates its count automatically. The controller is completely software programmable.

   The bus interface logic permits the use of both a positive true logic and negative true logic CPU bus. The bus also allows for a choice of an 8 or 16 MHz CPU clock speed. The board is memory-mapped, and may reside on any 256 byte boundary in memory.

   The DMA controller circuit is designed to provide for both cycle steal and burst modes, under software programmability. This feature allows for increased efficiency at high data rates. Regardless of the mode chosen, the eight most significant bits are latched, and the next sample is latched in the same manner. At this point, the DMA transfer will proceed in the specified mode. It is important to note that by first latching 16 bits and then requesting the bus, the bus bandwidth used in cycle steal mode is cut to one half of what it would otherwise have been.

   The remainder of the circuitry includes a 1.5 volt local power supply 48 (FIG. 13a), as required by the DMA control circuitry, and a dual speed power-on-clear circuit 50 (FIG. 13b) which included to ensure the circuit powers up in a predictable and stable manner.

   With the circuitry in place, the device 10 is used to scan the object 12. The excited fluorescent intensity is determined using the highly efficient optical fiber faceplate 26 and the sensitive photomultiplier tube 30 without respect to the precise position of the laser beam on the target object. Such position is alternatively determined by the computer 32 which controls the threedimensional scanner 22. The computer 32 then combines the X, Y coordinate spatial information with the intensity information to yield a high resolution wide-field image of the object 12.

   Having thus described the invention in detail, it should be understood that various modifications and changes can be made in the apparatus without departing from the scope and content of the following claims.

CLAIMS: What we claim:

   [*1]   1. An improved method for measuring the excited fluorescence of an object comprising:

                  Pat. No. 4877966, *1

   binding a specific dye to such object;

   securing such object in a fixed position;

   generating a coherent beam of light;

   scanning such fixed object with said coherent beam of light in a preprogrammed three dimensional pattern and at a preselected rate to induce such fluorescence;

   gathering such fluorescent light with an optical fiber member, such optical fiber member attenuating said coherent beam of light used to induce such fluorescence;

   measuring the intensity of said fluorescent light in a light intensity measuring device; and

   sequentially recording data regarding the intensity of said fluorescent light as a function of the location of said scanning beam of light on said object.

   [*2] 2. The method of claim 1 further including the step of filtering said fluorescent light upon receipt from said optical fiber member and prior to measuring the intensity of said light.

   [*3] 3. The method of claim 2 further including the step of diffusing said filtered light upon receipt from said filter and prior to measuring the intensity of said light.

   [*4] 4. The method of claim 1 which further includes the step of producing a visual image of at least a portion of said object based upon said sequentially recorded data of the intensity of said fluorescent light as a function of the location of said scanning beam of light on said object.

   [*5] 5. The method of claim 4, wherein said visual image is realtime produced on a visual monitor.

   [*6] 6. The method of claim 1, which further includes the step of focusing said beam of light through a focusing lens after the step of generating a coherent beam of light and before the step of directing said beam of light into said three dimensional scanner.

   [*7]   7. The method of claim 6, which further includes the step of expanding said beam of light between the steps of generating and focusing said beam of light.

   [*8]   8. The method of claim 1, which further includes the step of storing said sequentially recorded data in a retrievable digital form.

   [*9]   9. The method of claim 1, wherein a laser is used to generate said coherent beam of light.

   [*10] 10. The method of claim 1, wherein a programmable computer is used to control the movement of said scanner and record said data regarding the intensity of said fluorescent light.

                  Pat. No. 4877966, *10

   [*11] 11. The method of claim 3, wherein an open-ended hollow elongated member having a reflective interior surface is used to diffuse said fluorescent light.

   [*12] 12. The method of claim 1, wherein said light measuring device is a photomultiplier tube.

   [*13] 13. The method of claim 7, wherein a beam expander is used to expand said beam of light.

   [*14] 14. A method measuring the excited fluorescence of an object comprising;

   binding a specific dye to said object;

   securing such object in a fixed position;

   generating a coherent beam of light;

   expanding said beam of light;

   focusing said expanded beam of light;

   scanning such fixed object with said focused beam of light in a preprogrammed three dimensional pattern and at a preselected rate to induce such fluorescence;

   collecting such induced fluorescent light from said object by means of a biased cut optical fiber faceplate such bias cut of such optical fiber faceplate acting to eliminate any light directed perpendicular to the surface of such object;

   filtering said fluorescent light;

   diffusing said filtered light;

   measuring the intensity of said diffused light in a light intensity measuring device; and

   sequentially recording data regarding the intensity of said fluorescent light as a function of the location of said scanning beam of light on said object.

   [*15] 15. The method of claim 14 which further includes the step of storing said sequentially recorded data in a retrievable digital form.

   [*16] 16. The method of claim 14 which further includes the step of producing a visual image of at least a portion of said object based upon said sequentially recorded data of the intensity of said fluorescent light as a function of the location of said scanning beam of light on said object.

   [*17] 17. The method of claim 16, wherein said visual image is produced on a visual monitor.

   [*18] 18. The method of claim 14, wherein a laser is used to generate said coherent beam of light.

                  Pat. No. 4877966, *18

   [*19] 19. The method of claim 14, wherein a programmable computer is used to control the movement of said scanner and record said data regarding the intensity of said fluorescent light.

   [*20] 20. The method of claim 14, wherein an open-ended hollow elongated member having a reflective interior surface is used to diffuse said filtered light.

   [*21] 21. The method of claim 14, wherein said light measuring device is a photomultiplier tube.

   [*22] 22. The method of claim 14, wherein a beam expander is used to expand said beam of light.

   [*23] 23. A method for measuring the excited fluorescence of an object comprising;

   binding a specific dye to said object;

   securing such object in a fixed position;

   generating a coherent beam of light of specified wavelength within the range of 350 to 540 nanometers;

   expanding said beam of light;

   focusing said expanded beam of light;

   scanning such fixed object with said focused beam of light in a preprogrammed three dimensional pattern and at a raster rate of 20 Hz while maintaining the diameter of the light beam impinging upon said object at between 1 to 20 microns;

   collecting the fluorescent light emitted from said object and attenuating all other light by means of a biased cut optical fiber faceplate;

   filtering said fluorescent light by means of a neutral density filter;

   diffusing said filtered light in an open-ended hollow elongated member having a reflective interior surface;

   measuring said diffused light in a photomultiplier tube;

   sequentially recording data regarding the intensity of said fluorescent light as a function of the location of said scanning beam of light on said object; and

   producing a visual image of at least a portion of said object based upon said sequentially recorded data of the intensity of said fluorescent light as a function of the location of said scanning beam of light.

   [*24] 24. The method of claim 23, wherein a laser is used to generate said coherent beam of light.

   [*25] 25. The method of claim 23, wherein a programmable computer is used to control the movement of said scanner and record said data regarding the

                  Pat. No. 4877966, *25

intensity of said fluorescent light.

   [*26] 26. The method of claim 23, wherein a beam expander is used to expand said beam of light.

                         FIGURES TO PATENT NO. 4,877,966

    [FIG. 1 is a block diagram of a scanning device according to the present invention.]

[FIG. 2 is an exemplary view of a scanning pattern of a translucent object with a scanning device according to the present invention.]

   [FIG. 3 is a block diagram of the electronic interface used to control the various components of scanning device according to the present invention.]

 [FIG. 4 is a block diagram showing an alternate embodiment of the fiber optic bundle as used with a scanning device according to the present invention.]

 [FIG. 5 is a flowchart representing the scanning program by which the present invention operates.]

    [FIG. 6a is an exemplary view of a biased cut optical fiber faceplate.]

[FIG. 6b is an exemplary view of a biased cut tapered optical fiber faceplate.]

[FIG. 7 is a schematic showing an analogue to digital convertor board as used in the present invention.]

   [FIG. 8 is a schematic showing the clock circuitry as used in the present invention.]

[FIG. 9 is a schematic showing the low-order Address but Interface circuitry as used in the present invention.]

[FIG. 10A, B is a schematic showing the DMA/Versabus Interface circuitry as used in the present invention.]

   [FIG. 11 is a schematic showing the DMA data path circuitry as used in the present invention.]

  [FIG. 12 is a schematic showing the timer interface circuitry as used in the present invention.]

 [FIG. 13a is a schematic showing the 1.5 volt local voltage source as used in the present invention.]

  [FIG. 13b is a schematic showing the Power-On Clear circuitry as used in the present invention.]

   [FIG. 14A, B is a schematic showing the board select logic as used in the present invention.]

                  Exhibit C3 to Perkin-Elmer License Agreement

                               US PATENT 4,758,727

                         <=2> GET 1st DRAWING SHEET OF 14

                                  Jul. 19, 1988

              Method and apparatus for the measurement of low-level
                           laser-induced fluorescence

INVENTOR: Tomei, L. David, Dublin, Ohio
Cornhill, Fred, Worthington, Ohio
Jagadeesh, Jogikal, Columbus, Ohio
Boninger, Michael, Columbus, Ohio

ASSIGNEE-AT-ISSUE: Ohio State University Research Foundation, Columbus, Ohio
(02)

APPL-N0: 828,694

FILED: Feb. 12, 1986

INT-CL: [4] G01J 3#10

US-CL: 250#458.1; 250#461.2

CL: 250

SEARCH-FLD: 250#458.1, 459.1, 461.2, 461.1; 350#96.27, 527

REF-CITED:

                            U.S. PATENT DOCUMENTS

          3,450,455   6/1969        Landre
          3,516,746   6/1970        Shibata et al.
          3,981,590   9/1976        Perkins
          4,107,534   8/1978        Piltingsrud                    250#368
          4,523,799   6/1985        Delhaye et al.                 350#527

                           FOREIGN PATENT DOCUMENTS

            0123942   11/1984       European Patent Organization   250#327.2
            0155813   9/1985        European Patent Organization   250#368

                              OTHER PUBLICATIONS

Bussini et al, "A Silicon Rubber Scint. Comp. . . . for Rad. Det.", Nucl. Inst.
& Methods 107, #2, (1973) p. 333.

Nicoll, F., "Mural T.V. Display using Fiber Optics", RCA Technical Notes (RCA TN No.:188); (1958).

Dyer et al, "Vidicon Microscope for Count. Fluorescent Particles", Rev. of Scient. Instru., vol. 42, #4, (1971) p. 508.

"The FACS Analyzer Fluorescence and Volume Cell Analysis" brochure, Becton and Dickenson FACS Systems, 1982.

"The New FACS 400 Series, FACS 440, FACS 420, FACS 400, Fluorescence Activated Cell Sorting" brochure, Becton Dickenson FACS Systems, 1981.

                  Pat. No. 4758727, *

"Photodigitizing with PDS Microdensitometer Systems" brochure, Perkin-Elmer not dated.

"Microdensitometer 3CS" brochure, Joyce-Loebl, not dated.

"Microdensitometer 6" brochure, Joyce-Loebl, not dated.

"EIKONIX Registered TM Applied Research Software and Product Development Feasibility and Impact Studies Automated Instruments" brochure, EIKONIX Registered TM Corp., not dated.

"ACAS 470 Workstation" Brochure, Meridian Instruments, Inc., not dated.

PRIM-EXMR: Howell, Janice A.

ASST-EXMR: Hanig, Richard

LEGAL-REP: Emch, Schaffer, Schaub & Porcello Co.

ABST:

   A method and apparatus for measuring low-level laser-induced fluorescence are disclosed. A laser is used to produce a coherent beam of light which is sequentially passed through a beam expander, iris diaphragm, focusing lens and three-dimensional scanner before being focused onto a rigidly mounted target. A computer is used to predeterminately control the pattern and the rate at which the scanner passes the beam of light over the target. The light transmitted onto the target induces fluorescent light in the target. The fluorescent light is sequentially gathered by a biased cut optical fiber member and directed into a photomultiplier tube where the intensity of the fluorescent light is measured. The intensity data is then digitized and recorded by the computer as a function of the coordinates of each preprogrammed point location of the beam impinging upon the target. This data is used to produce an image of all or a portion of the target on a visual monitor. In addition, the data can be recalled and used for further analysis of the target.

NO-OF-CLAIMS: 26

EXMPL-CLAIM:  <=8>  1

NO-OF-FIGURES: 18

NO-DRWNG-PP: 14

SUM:

BACKGROUND OF THE INVENTION

   The present invention relates a method and apparatus for the measurement of low-level laser-induced fluorescence in the field of cytofluorometry. Cytofluorometry has been greatly enhanced with the development of fluorescence dyes that are specific for deoxyribonucleic acid (DNA). These dyes permit the determination of the ratios of total DNA present in a cell population and, since the total amount of DNA doubles as a cell progresses through its proliferation cycle, the distribution of cell cycle positions that existed in a cell population is easily determined statistically. This is based upon the fact that, within necessary tolerances, the amount of dye bound to a cell is directly proportional to the amount of DNA present.

                  Pat. No. 4758727, *

   Fluorescence is the emission of light whose wavelength is different from that used to induce or excite the molecule of dye. Therefore, common fluorescence techniques require that the dye bind specifically to some component which is to be measured such as DNA. Such specificity is obtained by structurally modifying the dye molecule or coupling a dye molecule to another molecule that has the required specificity of binding. Another technique which utilizes fluorescence emission is based upon other properties of some dye molecules. When these molecules are in an aqueous environment, their fluorescence characteristics are distinctly different from that obtained in a hydrophobic environment. Since all biological membranes have hydrophobic regions, the amount and kind of fluorescence obtained following staining is related to the structural state of that membrane.

   Several analytical techniques have been developed which exploit these various properties of fluorescent dyes. These techniques include photo-bleaching, fluorescence quenching, and shifts in fluorescence emission spectra. Problems are continuously encountered with these various techniques in that total fluorescence per cell, following any general technique with any particular dye, varies markedly and the variation is not quantitated for the expressed purpose of defining the degree or nature of cell cooperativity in a coordinating, interacting, cell mass.

   Another fluorescence technique, stereological computer assisted cytofluorometry (SCAC) provides for the measurement of laser-induced cellular fluorescence in a cell or tissue mass (e.g. monolayer cell cultures or tissue sections). Dependent upon the nature of the fluorescent dye employed, the cellular response-density distribution profile will provide data of profound theoretical as well as practical significance. SCAC provides a technique for the quantitation of cell behavior and responses to drugs within the context of the cell mass or tissue. This has led to the development of new pharmacological parameters and is expected to lead to more refined and sophisticated parameters with which to study drug actions in the fields of cancer diagnosis, chemoprevention and chemotherapy, environmental and forensic toxicology, as well as basic biological sciences.

   Currently there are two basic apparatuses for performing cytofluorometric studies. A fluorescence microscope such as the FACS TM series analyzer manufactured by Becton Dickinson provides observation of cells contained in a culture dish. The fluorescence microscope is highly accurate when analyzing a small area but cannot measure cell groupings larger than a culture dish without destroying the spatial relationship of the cells. The second apparatus, a Flow

Cytometer is designed to provide observation for a large number of cells, but the cells must be in suspension, thereby eliminating any possibility of obtaining spatial data. The CYTOFLUOROGRAF system from the Ortho Instruments Corporation is an example of a flow cytometer. The flow cytometer provides highly accurate information on the frequency distribution of fluorescence intensity in a randomly dispersed cell populations. However, no information is provided regarding the spatial relationship that may exist between cells in the tissue, tumor or culture prior to dispersal and staining.

   Interpretation of frequency distributions of fluorescence intensity is seriously hampered by the fact that the response of the original cell population is rarely spatially homogenous. Heterogeneity of cell identity, morphology and drug responsiveness is commonly observed but not considered in current cytofluorometric analytic techniques. However, population heterogeneity is

                  Pat. No. 4758727, *

regarded by biologists as being an inherent quality of coordinating cell populations found in all animal tissues, tumors, primary cell cultures, and in rudimentary form, laboratory cell lines. The present invention, method and apparation, provides the ability to observe large areas of tissue, while maintaining full spatial relationships without the need for any special preparation.

SUMMARY OF THE INVENTION

   The present invention relates a method and apparatus capable of rapid wide-field scanning of low-level laser induced fluorescence of tissue sections, cell cultures, and other biological materials, while maintaining high spatial resolution. The method and apparatus of the present invention measures off-axis fluorescence. The fluorescence measurements permits full digitalization of images with 16 bit precision for 2-4 x 10<6> pixels. The target areas scanned are greater than 25 cm<2> with a resolution of 5-10 mu m and the scanning time is between 1 and 6 seconds dependent upon computer processing and storage limitations. The SCAC methodology, provides for the acquisition of information from a large number of individual cells as does flow cytofluorometry. However, in addition to individual cell responses, the present invention will provide highly accurate information regarding the spatial distribution of those cells within the total population. This is of particular importance in the areas of tumor biology, pathology and early detection of abnormal cells in tissues and organs. The SCAC design of the present invention provides for analysis of large cell numbers in vitro with high spatial precision.

   The apparatus of the present invention incorporates an optical fiber taper for high efficiency light gathering and transmission to a highly sensitive detector. The properties of the fibers can be exploited to shift the detector off-axis. This apparatus of the present invention makes use of two fiber properties: tapered fiber transmission and biased cut deflection. Further, extra-mural absorption material are added to provide further attenuation of off-axis incident laser light. The method and apparatus of the present invention will be further understood by the following description of the preferred embodiment with reference to the following figures.

DRWDESC:

BRIEF DESCRIPTION OF THE DRAWINGS

   FIG. 1 is a block diagram of a scanning device according to the present invention.

   FIG. 2 is an exemplary view of a scanning pattern of a translucent object with a scanning device according to the present invention.

   FIG. 3 is a block diagram of the electronic interface used to control the various components of a scanning device according to the present invention.

   FIG. 4 is a block diagram showing an alternate embodiment of the fiber optic bundle as used with a scanning device according to the present invention.

   FIG. 5 is a flowchart representing the scanning program by which the present invention operates.

   FIG. 6a is an exemplary view of a biased cut optical fiber faceplate.

                  Pat. No. 4758727, *

   FIG. 6b is an exemplary view of a biased cut tapered optical fiber faceplate.

   FIG. 7 is a schematic showing an analogue to digital convertor board as used in the present invention.

   FIG. 8 is a schematic showing the clock circuitry as used in the present invention.

   FIG. 9 is a schematic showing the low-order Address bus Interface circuitry as used in the present invention.

   FIG. 10 is a schematic showing the DMA/Versabus Interface circuitry as used in the present invention.

   FIG. 11 is a schematic showing the DMA data path circuitry as used in the present invention.

   FIG. 12 is a schematic showing the timer interface circuitry as used in the present invention.

   FIG. 13a is a schematic showing the 1.5 Volt local voltage source as used in the present invention.

   FIG. 13b is a schematic showing the Power-On Clear circuitry as used in the present invention.

   FIG. 14 is a schematic showing the board select logic as used in the present invention.

DETDESC:

DETAILED DESCRIPTION OF THE PREFERRED EMBODIMENT

   The present invention relates to a method and apparatus for the off-axis detection of laser-induced fluorescence. Referring to FIG. 1, there is shown a block diagram of the components of a scanning device 10 according to the present invention. The scanning device 10 uses coherent light to scan a object or target
12. In the preferred embodiment, the components of the device 10 include; a tuneable laser 14, a beam expander 16, an iris diaphragm 18, a focusing lens 20, a three-dimensional scanner 22, a target mount 24, a fiber optic faceplate having a bias cut 26, a diffusion member 28, a photomultiplier tube 30, a programmable computer with memory 32 and a visual monitor 34. Together these components provide for rapid scanning of translucent targets to yield high resolution, wide-field fluorescence analyses of a large number of cells in vitro, with high spatial precision.

   The means for generating the coherent beam of light is a laser 14. It is desirable that the laser 14, shown in FIG. 1 emit a coherent polarized beam of light 15 having a wavelength in the range of 350 to 540 nanometers. The light beam 15 exiting the laser 14 is approximately 1 millimeter in width, which is too small to be used effectively by the reflecting mirrors within the scanner
22. Therefore, the present invention provides a beam expander 16 which receives the laser beam 15 and enlarges the size of the beam 15 to ensure utilization of the greatest possible surface area of the reflecting mirrors within the scanner
22. The preferred beam expander 16, as shown in FIG. 1, is a Buschnell

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                  Pat. No. 4758727, *

variable beam expander having a magnification power range of 9 x to 30 x . In the preferred embodiment, the beam expander 16 is adjustable to expand the beam size through a range from 1 millimeter to 10 millimeters.

   As an alternative to the use of a variable beam expander, a single power beam expander may also be used with Applicant's invention. In such cases an iris diaphragm 18 is included to receive the expanded beam 15 from the single power beam expander. The iris diaphragm 18, also known as a field iris, is intended to vary the diameter of the beam 15 input to the focusing lens 20 and the scanner 22, thus varying the spot size on the target 12. Consequently, the iris diaphragm 18 is used to more finely tune the size of the beam of light 15.

   Referring now to FIG. 1, the beam of light 15 exiting the beam expander 16 or iris diaphragm 18 is passed through the focusing lens 20 which focuses the beam of light 15 on the target 12. Together, the beam expander 16/iris diaphragm 18 and focusing lens 20 permit the beam of light to be focused to a spot of predetermined dimension at the target plane of the translucent target 12.

   In the preferred embodiment, the light received by the focusing lens 20 is a gaussian columnated coherent beam of light. Using this assumption, the final spot size upon the target 12 is diffraction limited and governed by the following equation:

   d = 4F lambda / pi D, (1)

   wherein

   d = spot size

   F = focal length of focusing lens

    lambda = wavelength of the light

   D = aperture of input beam to focusing lens

   According to equation (1), the proper selection of the focal length (F) of the focusing lens 20, the wavelength ( lambda ) of the coherent light beam 15, and the aperture (D) of the input beam to the focusing lens 20, will allow for the size of the beam spot (d) on the target 12 to be varied as desired. The smallest available spot size is approximately one micron. Thus, the present invention is capable of scanning at a variety of intervals with the smallest being a one micron interval.

   The focused beam of light 15 exiting the focusing lens 20 is received by the three-dimensional scanner 22 which operates to control the passing of the light beam 15 over the target 12. The scanner 22 as shown in FIG. 1 is manufactured by General Scanning, Inc. and uses computer controlled mirrors to pass the focused beam of light 15 back and forth across the target 12. The scanner 22 is capable of scanning an area of any size, up to 20 millimeters by 40 millimeters, while operating at a raster rate of up to 20 Hz or a vector rate of up to 280 mm/sec. Computer controlled drive motors cause the mirrors of the scanner 22 to move such that the scanner 22 has accurate X and Y coordinate scanning capabilities with a simultaneous Z coordinate correction to yield a beam of light 15 with a flat field of focus. If desired, the Z coordinate of the scanner 22 can be programmed to coordinate with an uneven topographical field of focus on the

                  Pat. No. 4758727, *

target 12.

   The scanner 22 passes the focused coherent beam of light to the target 12, thereby inducing fluorescence in a predetermined pattern and at a predetermined rate set by the computer 32 so that data is obtained as to the intensity of the fluorescence at differing points on the target 12. At precise predetermined points during the scanning process, the intensity of the light is measured by the photomultiplier tube 30 and recorded by the computer 32 as a function of location of the beam 15 on the target 12. By taking successive point measurements of the intensity of the fluorescence and relating them back to the location data in the computer 32, the data is used to analyze the target 12 or recreate a visual image of the target 12 on a visual monitor 34.

   The target 12 is scanned over a very large series of points using a back and forth pattern as shown in FIG. 2. The X, Y coordinates and the rate of scanning are predetermined and programmed through the computer 32. The scanning program is individually drawn to the specifics of the application. The flowchart for the scanning program is shown in FIG. 5. At each scanning point, the fluorescence intensity is measured and recorded as a function of the X, Y coordinates of the beam. For example, the scanner 22 would be programmed to scan the target 12, as shown in FIG. 2, in a sequential pattern over the following (X,Y) coordinates:
(1,1), (1,2), (1,3), (1,4), (2,4), (2,3), (2,2), (2,1), (3,1), (3,2), (3,3),
(3,4), (4,4), (4,3), (4,2) and (4,1). The intensity of the fluorescence being excited at each of the scanning points is measured by the photomultiplier tube 30 in terms of analogue data. The analogue data for each scanning point is then digitized by the computer 32 and recorded as a function of the X, Y coordinates of that particular scanning point.

   The present invention utilizes a three-dimensional scanner, such as that manufactured by General Scanning, Inc. The use of such a scanner provides in that the target mount 24 is stationary, thereby eliminating the wobble and jitter experienced with moving target mounts. Due to the minute size of the focused beam spot on the target 12 and the large amount of point data being taken, it is important that the target 12 be rigidly mounted in a fixed position on the target mount 24 to maintain the proper focusing, depth of field, and spot size.

   Positioned directly below the target mount 24 and thus below the target 12 itself is a fiber optic faceplate 26 which is used in conjunction with a diffusion member 28 to increase the efficiency of the highly sensitive photomultiplier tube 30. The sensing surfaces of photomultiplier tubes are characteristically nonuniform. The fluorescent light transmitted by the target 12 is minute in the form of a narrow columnated beam. If this beam were received by the photomultiplier tube 30, variations in the recorded intensity of the beam would occur as a result of variations in the location at which the narrow columnated light beam strikes the sensing surface of the photomultiplier tube
30. Therefore, the present invention utilizes the fiber optic faceplate 26 to gather as much light as possible and the diffusion member 28 spreads the light beam broadly as possible to achieve full use of the photomultiplier tube 30.

   One of two types of fiber optic faceplates 26 may be used with the present invention, depending upon the size of the window of the photomultiplier tube 30. When the window of the photomultiplier tube 30 is comparable in size to the target 12, then a flat disk-type faceplate, as shown in FIGS. 1 and 2, is used. When the scanning area of the target 12 is larger than the window of the

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                  Pat. No. 4758727, *

photomultiplier tube 30, a tapered or frustoconical shaped fiber optic faceplate 26A, such as shown in FIG. 4, is used. The use of such fiber optic faceplates presents a marked improvement over prior art systems in which lenses are relied upon to gather and direct the light beam. The light gathering or flux-carrying capacity of the optical fibers within the taper 26A as used with the present invention is 10 to 70 times higher than that of standard optical lenses. The relative increase in light gathering capacity is numerically equal to the ratio of the squares of the numerical apertures. The effective numerical aperture of a typical lens capable of imaging a target area of at least several square millimeters is 0.10 to 0.20 as compared with optical fibers which have nominal numerical aperture values of greater than 0.60. Therefore, the use of optical fibers in conjunction with highly sensitive photomultiplier tubes 30 produces a marked advantage over instrument designs incorporating optical lens systems and/or solid-state light detectors.

   The fiber optic faceplate 26 is biased cut at a angle alpha , preferably 30o. Referring to FIG. 6, the bias cut on the optical fiber faceplate 26 is shown as angle alpha and the acceptance angle of the fiber optic faceplate 26 is deflected by angle beta . This provides a total deflection by angle beta or shift of the acceptance angle theta which comprises the acceptance cone of the fiber optic bundle. If laser light is shown onto a fiber outside of the acceptance cone, the amount of light transmitted along the length of the fiber will be severely limited. Thus, the present invention provides a fiber optic faceplate 26 having a bias cut such that light hitting perpendicular to the face of the fibers will not be in the acceptance cone. In this manner, a light source hitting perpendicular to the surface will be attenuated while excited fluorescence or scattered light may enter the acceptance cone. The bias cut fiber optic system of the present invention is capable of gathering 30% of the excited fluorescence from the target being scanned, as compared with current technology in which only 2% of the excited fluorescent light is gathered.

   The optical fibers in the faceplate 26 also function as the first stage for light diffusion. Optical fibers will gather light from all angles within the acceptance cone. Upon exit from the faceplate 26 this light is rotated about a solid angle through which the intensity is uniformly distributed. This optic fiber property thus enhances the light scattering efficiency of the diffusion member 28.

   Further attenuation of the light is accomplished by insertion of neutral density filters 27 between the fiber optic faceplate 26 and the diffusion member
28. In the preferred embodiment, a 620 nanometer filter is incorporated in order to eliminate the normal fluorescent room lighting, thus permitting operation of the instrument without extensive light protection. Further, a barrier filter (not shown) may be incorporated at this point to absorb light at the excitation wavelength while transmitting light at the fluorescent wavelength.

   The diffusion member 28, shown in FIG. 1, is an open-ended hollow elongated member with a reflective interior surface. Such a member can be constructed of an open-end box using mirrored glass for the interior surface. Alternatively, milk glass may be used as the diffusion member 28. The primary functions of the diffusion member 28 are two-fold. First, the diffusion member 28 blocks out any remaining ambient light which will affect the intensity readings of the photomultiplier tube 30. Secondly, the diffusion member 28 allows the transmitted light to diffuse within its confines to more fully utilize the window of the photomultiplier tube 30 and thus yield more accurate results.

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                  Pat. No. 4758727, *

   After the fluorescent light transmitted from the target 12 is directed to the photomultiplier tube 30 by the fiber optic faceplate 26 and diffusion member 28, the photomultiplier tube 30 detects and measures the fluorescence levels. The photomultiplier tube 30 is in turn linked to the computer 32 so that data obtained by the photomultiplier tube 30 regarding the intensity of the light is fed into the computer 32.

   Once the device 10 is activated and scanning of the target 12 begins, the output of the photomultiplier tube 30 is sampled by the computer 32 as often as desired. The electrical signals relating the intensity of the fluorescent light are converted from analogue to digital values by the computer 32 for storage purposes. Using the preprogrammed position data and the stored intensity values, the computer 32 can provide a realtime pictorial reconstruction of the target 12 on a visual monitor 34. The capacity of the computer 32 to rapidly store the highly detailed data being viewed makes it possible to depict the entire area of the target 12 on the visual monitor as well as focus on particular points of interest by providing enlarged viewing of select portions of the target 12.

   Referring now to FIG. 3, an interface is provided to collect the analogue intensity data output of the photomultiplier tube 30 and convert the data into digital form for the versabus-based computer 32. The interface 33 communicates with the computer 32 through direct memory access (DMA) with a minimum instantaneous transfer rate of 100,000 picture elements (pixels) per second. The interface 33 of the present invention is composed of five main subsystems including: an analogue-to-digital (A/D) converter 36 as shown in FIG. 7; a set of buffers and latches 38; bus interface logic 40 as shown in FIGS. 9, 10; a DMA controller 42 as shown in FIG. 11; and a system timing controller 44 as shown in FIG. 12. The DMA controller 42 and system timing controller 44 are used to properly operate the A/D converter 36, the set of buffers and latches 38 and the bus interface logic 40.

   Referring now to FIG. 7, the A/D converter 36 transforms the image data signals which are received from the photomultiplier tube 30 into a digital form which is understandable by the host computer 32. The buffers change the voltage of the signals to a level which is compatible with the host computer 32 while the latches store the transformed data until it is efficient for the computer 32 to accept them.

   Referring now to FIG. 11, the DMA controller 42 and the bus interface logic 40 of FIGS. 9 and 10 store and control information about the flow of the data to the computer 32 so that the computer 32 receives the data only when it is able to accept the information. The system timing controller 44 of FIG. 12 ensures that the proper number of pixels are placed into the memory 46 of the computer
32. In addition, the system timing controller 44 generates all the needed signals for the A/D converter 36.

   Since the A/D converter 36 outputs emitter coupled logic (ECL) compatible signals, level shifters are required to provide transistor-transistor logic
(TTL) signals. These signals are tied directly to a combination bus buffer/latch chip. The conversion timing is derived from a 1 MHz crystal feeding an AM9513 timing controller. It should be noted that higher frequency crystals may be used. The timing controller is started by means of an enable convert signal which can be generated by the host computer 32 under user control, or by a signal external to the board. The timing controller 44 generates the convert and latch signal, and also terminates its count automatically. The controller is completely software

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                  Pat. No. 4758727, *

programmable.

   The bus interface logic permits the use of both a positive true logic and negative true logic CPU bus. The bus also allows for a choice of an 8 or 16 MHz CPU clock speed. The board is memory-mapped, and may reside on any 256 byte boundary in memory.

   The DMA controller circuit is designed to provide for both cycle steal and burst modes, under software programmability. This feature allows for increased efficiency at high data rates. Regardless of the mode chosen, the eight most significant bits are latched, and the next sample is latched in the same manner. At this point, the DMA transfer will proceed in the specified mode. It is important to note that by first latching 16 bits and then requesting the bus, the bus bandwidth used in cycle steal mode is cut to one half of what it would otherwise have been.

   The remainder of the circuitry includes a 1.5 volt local power supply 48 (FIG. 13a), as required by the DMA control circuitry, and a dual speed power-on-clear circuit 50 (FIG. 13b) which included to ensure the circuit powers up in a predictable and stable manner.

   With the circuitry in place, the device 10 is used to scan the object 12. The excited fluorescent intensity is determined using the highly efficient optical fiber faceplate 26 and the sensitive photomultiplier tube 30 without respect to the precise position of the laser beam on the target object. Such position is alternatively determined by the computer 32 which controls the three-dimensional scanner 22. The computer 32 then combines the X, Y coordinate spatial information with the intensity information to yield a high resolution wide-field image of the object 12.

   Having thus described the invention in detail, it should be understood that various modifications and changes can be made in the apparatus without departing from the scope and content of the following claims.

CLAIMS: What we claim is:

   [*1]   1. An apparatus for measuring the excited fluorescence of an object comprising:

   means for generating a coherent beam of light;

   a three dimensional scanner having means for securing such object in a fixed position, said scanner receiving and passing said coherent beam of light onto such fixed object in a desired pattern and at a desired rate, said scanner having X, Y coordinate scanning capability with simultaneous Z coordinate correction to cause said beam to have a topographical field of focus in the place of said object;

   means for controlling the pattern and rate at which said beam of light is passed onto said object;

   an optical fiber member for gathering and directing the fluorescent light induced from said object by said beam of light and for attenuating any direct light received by said object;

                  Pat. No. 4758727, *1

   means for collecting and measuring the intensity of the fluorescent light received from said object; and,

   means for sequentially recording data regarding the intensity of the fluorescent light received from said object as a function of the location of said scanning beam of light on said object by said scanner.

   [*2]   2. The apparatus of claim 1 further including a means for filtering said fluorescent light emanating from said optical fiber member.

   [*3]   3. The apparatus of claim 1 further including a means for diffusing said fluorescent light emanating from said optical fiber member.

   [*4]   4. The apparatus of claim 1, further including means for producing a visual image of at least a portion of said object based upon said sequentially recorded data of the intensity of said transmitted light as a function of the location of said scanning beam of light on said object.

   [*5]   5. The apparatus of claim 1, which further includes a focusing lens interposed between said means for generating a coherent beam of light and said three dimensional scanner.

   [*6]   6. The apparatus of claim 5, which further includes a beam expander interposed between said means for generating a coherent beam of light and said focusing lens.

   [*7]   7. The apparatus of claim 6, which further includes an iris diaphragm interposed between said beam expander and said focusing lens.

   [*8]   8. The apparatus of claim 1, wherein said means for diffusing said transmitted light comprises an open-ended hollow elongated member having a reflective interior surface.

   [*9]   9. The apparatus of claim 1, wherein said means for collecting and measuring the intensity of the light transmitted through said translucent object comprises a photomultiplier tube.

   [*10] 10. The apparatus of claim 1, wherein said means for predeterminately controlling the pattern and rate at which said beam of light is passed over said object is a programmable computer.

   [*11] 11. The apparatus of claim 1, wherein said means for sequentially recording data is a programmable computer.

   [*12] 12. An apparatus for measuring the excited fluorescence of an object having a binding fluorescent dye application comprising:

   means for generating a coherent beam of light;

   means for expanding said coherent beam of light;

   means for focusing said expanded beam of light;

   a three dimensional scanner having means for securing such object in a fixed position, said scanner receiving and passing said focused beam of light over

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                  Pat. No. 4758727, *12

such fixed object in a selected pattern and at a selected rate, said scanner having X, Y coordinate scanning capability with simultaneous Z coordinate correction to cause said focused beam of light to have a topographical field of focus in the plane of said object;

   means for controlling the pattern and rate at which said beam of light is passed through said translucent object;

   a biased cut optical fiber faceplate for receiving and directing the fluorescent light transmitted from said object;

   means for filtering said fluorescent light emanating from said fiber faceplate;

   means for diffusing said filtered light;

   means for collecting and measuring the intensity of the fluorescent light transmitted through said object; and

   means for sequentially recording data regarding the intensity of the fluorescent light transmitted from said object as a function of the location of said scanning beam of light on said object.

   [*13] 13. The apparatus of claim 12, which further includes means for producing a visual image of at least a portion of said object based upon said sequentially recorded data as a function of the location of the fluorescent light transmitted from said object.

   [*14] 14. The apparatus of claim 12, which further includes an iris diaphragm interposed between said means for expanding said beam of light and said means for focusing said expanded beam of light.

   [*15] 15. The apparatus of claim 12, wherein said means for generating a coherent beam of light is a laser.

   [*16] 16. The apparatus of claim 12, wherein said means for expanding said beam of light is a variable beam expander.

   [*17] 17. The apparatus of claim 12, wherein said means for controlling the pattern and rate at which said beam of light is passed over said object is a programmable computer.

   [*18] 18. The apparatus of claim 12, wherein said means for diffusing said fluorescent light is an open-ended hollow elongated member having a reflective interior surface.

   [*19] 19. The apparatus of claim 12, wherein said means for collecting and measuring the intensity of the fluorescent light transmitted from said translucent object is a photomultiplier tube.

   [*20] 20. The apparatus of claim 12, wherein the means for sequentially recording data is a programmable computer.

   [*21] 21. An apparatus for measuring the excited fluorescence of an object having a finding fluorescent dye application comprising;

                  Pat. No. 4758727, *21

   a laser for generating a coherent beam of light at a specified wavelength with the range of 350 to 540 nanometers;

   a variable beam expander for expanding said coherent beam of light;

   a focusing lens to focus said expanded beam of light;

   a three dimensional scanner having means for securing such object in a fixed position, said scanner receiving and passing said focused beam of light over such fixed object in a selected pattern and at a selected rate, said scanner having X, Y coordinate scanning capability with simultaneous Z coordinate correction to cause said focused beam of light to have a topographical field of focus in the plane of said object;

   means for controlling the pattern and rate at which said focused beam of light is passed over said object;

   a biased cut optical fiber faceplate for receiving and directing the fluorescent light transmitted from said object;

   filter means for receiving said fluorescent light from said fiber optic bundle and removing unwanted light input;

   diffusion means for diffusing said filtered light;

   a photomultiplier for measuring the intensity of the fluorescent light transmitted and received from said diffusion means; and,

   means for sequentially recording data regarding the intensity of the fluorescent light transmitted from said object as a function of the location of said scanning beam of light on said object.

   [*22] 22. The apparatus of claim 21, wherein said means for controlling the pattern and the rate at which said focused beam of light is passed over said object is a programmable computer.

   [*23] 23. The apparatus of claim 21, wherein said means for sequentially recording data is a programmable computer.

   [*24] 24. The apparatus of claim 21, wherein said diffusion means is an open-ended hollow elongated member having a reflective interior surface.

   [*25] 25. The apparatus of claim 21, which further includes an iris diaphragm interposed between said beam expander and said focusing lens.

   [*26] 26. The apparatus of claim 21, which further includes means for producing a visual image of at least a portion of said object based upon said sequentially recorded data as a function of the location of the fluorescent light transmitted from said object.

                         FIGURES TO PATENT NO. 4,758,727

    [FIG. 1 is a block diagram of a scanning device according to the present invention.]

[FIG. 2 is an exemplary view of a scanning pattern of a translucent object with a scanning device according to the present invention.]

   [FIG. 3 is a block diagram of the electronic interface used to control the various components of scanning device according to the present invention.]

 [FIG. 4 is a block diagram showing an alternate embodiment of the fiber optic bundle as used with a scanning device according to the present invention.]

 [FIG. 5 is a flowchart representing the scanning program by which the present invention operates.]

    [FIG. 6a is an exemplary view of a biased cut optical fiber faceplate.]

[FIG. 6b is an exemplary view of a biased cut tapered optical fiber faceplate.]

[FIG. 7 is a schematic showing an analogue to digital convertor board as used in the present invention.]

   [FIG. 8 is a schematic showing the clock circuitry as used in the present invention.]

[FIG. 9 is a schematic showing the low-order Address but Interface circuitry as used in the present invention.]

[FIG. 10 is a schematic showing the DMA/Versabus Interface circuitry as used in the present invention.]

   [FIG. 11 is a schematic showing the DMA data path circuitry as used in the present invention.]

  [FIG. 12 is a schematic showing the timer interface circuitry as used in the present invention.]

 [FIG. 13a is a schematic showing the 1.5 volt local voltage source as used in the present invention.]

  [FIG. 13b is a schematic showing the Power-On Clear circuitry as used in the present invention.]

     [FIG. 14 is a schematic showing the board select logic as used in the present invention.]

CONFIDENTIAL TREATMENT REQUESTED
LXR BIOTECHNOLOGY INC.
LOCATED AT 1401 MARINA WAY SOUTH
RICHMOND, CALIFORNIA 94804


                  Exhibit C4 to Perkin-Elmer License Agreement

                                              **CONFIDENTIAL TREATMENT REQUESTED


               MULTI-CHANNEL ACQUISITION USING INTEGRATING SPHERE

                                     ** [ ]

CONFIDENTIAL TREATMENT REQUESTED
LXR BIOTECHNOLOGY INC.
LOCATED AT 1401 MARINA WAY SOUTH
RICHMOND, CALIFORNIA 94804


                  Exhibit C5 to Perkin-Elmer License Agreement

                                              **CONFIDENTIAL TREATMENT REQUESTED

                         WIDE ANGLE SCATTERING DETECTOR

                                     ** [ ]

CONFIDENTIAL TREATMENT REQUESTED
LXR BIOTECHNOLOGY INC.
LOCATED AT 1401 MARINA WAY SOUTH
RICHMOND, CALIFORNIA 94804


                  Exhibit C6 to Perkin-Elmer License Agreement

                                             ** CONFIDENTIAL TREATMENT REQUESTED

                                      [**]